Exhibit (a)(1)(xxvii)
Second Supplement
to
OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
LAFARGE NORTH AMERICA INC.
at
$85.50 Net Per Share
by
EFALAR INC.
a wholly-owned subsidiary of
LAFARGE S.A.
THE SECOND AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 12, 2006,
UNLESS THE SECOND AMENDED OFFER IS EXTENDED.
       The special committee of independent directors of Lafarge North America Inc. (the “Company”) has determined that the Second Amended Offer is fair to the unaffiliated shareholders of the Company and has unanimously resolved to recommend, on behalf of the Company, that shareholders accept the Second Amended Offer and tender their shares of common stock, par value $1.00 per share (the “Common Shares”), of the Company pursuant to the Second Amended Offer.
      The Second Amended Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn a number of Common Shares of the Company which, when taken together with the Exchangeable Preference Shares (as defined in the INTRODUCTION to this Second Supplement) validly tendered and not withdrawn pursuant to the Second Amended EPS Offer (as defined in the INTRODUCTION to this Second Supplement), will constitute at least a majority of the outstanding Common Shares and Exchangeable Preference Shares, taken together as a single class, as of the date the Common Shares are accepted for payment pursuant to the Second Amended Offer, excluding Common Shares and Exchangeable Preference Shares beneficially owned by Lafarge S.A. and certain other persons as set forth in the INTRODUCTION to this Second Supplement (the “Minimum Tender Condition”) and (ii) there being validly tendered and not withdrawn a sufficient number of Common Shares such that, upon acceptance for payment and payment for the tendered Common Shares pursuant to the Second Amended Offer (and taking into account any Exchangeable Preference Shares to be accepted for payment in the Second Amended EPS Offer), Lafarge S.A. will, directly or through wholly-owned subsidiaries, own a number of Common Shares and Exchangeable Preference Shares representing at least 90% of the issued and outstanding Common Shares and Exchangeable Preference Shares, taken together as a single class, as of the date the Common Shares are accepted for payment pursuant to the Second Amended Offer. The Minimum Tender Condition is not waivable. The Second Amended Offer is also subject to certain other conditions set forth in this Second Supplement. See “THE OFFER — Section 11. Conditions to the Second Amended Offer” in this Second Supplement. You should read this entire Second Supplement, the Offer to Purchase and the first Supplement to the Offer to Purchase carefully before deciding whether to tender your Common Shares.

      None of the Securities and Exchange Commission, any state securities commission or the securities regulatory authority of any other jurisdiction has: (i) approved or disapproved of the Second Amended Offer; (ii) passed upon the merits or fairness of the Second Amended Offer; or (iii) passed upon the adequacy or accuracy of the disclosure in the Offer to Purchase, the first Supplement to the Offer to Purchase or this Second Supplement. Any representation to the contrary is a criminal offense.

The Information Agent for the Second Amended Offer is:
The Dealer Managers for the Second Amended Offer are:

May 1, 2006

IMPORTANT
      Any shareholder of the Company who desires to tender all or any portion of such shareholder’s Common Shares pursuant to the Second Amended Offer must do one of the following, as applicable: (a) complete and sign the original (yellow) Letter of Transmittal (circulated with the original Offer to Purchase), the first revised (pink) Letter of Transmittal (circulated with the first Supplement to the Offer to Purchase) or the second revised (gray) Letter of Transmittal, enclosed with this Second Supplement to the Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal (having such shareholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal), mail or deliver the original (yellow), first revised (pink) or second revised (gray) Letter of Transmittal (or a manually executed facsimile thereof) (or, in the case of a book-entry transfer, an Agent’s Message (as defined herein) in lieu of the Letter of Transmittal) and any other required documents to Computershare Shareholder Services, Inc., the “Depositary” for the Second Amended Offer, and either deliver the certificates for such Common Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender such Common Shares by book-entry transfer by following the procedures described in “THE OFFER — Section 3. Procedure for Accepting the Second Amended Offer and Tendering Common Shares” in this Second Supplement, in each case on or prior to the Expiration Date (as defined herein) of the Second Amended Offer, or (b) request such shareholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder of the Company with Common Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that institution in order to tender such Common Shares pursuant to the Second Amended Offer.
      Shareholders who have used the original (yellow) or the revised (pink) Letter of Transmittal and/or the original (blue) or first revised (green) Notice of Guaranteed Delivery, previously circulated with the original Offer to Purchase and the first Supplement to the Offer to Purchase, will be deemed to be tendering pursuant to the Second Amended Offer and will receive the Second Amended Offer Price of $85.50 per Common Share described in this Second Supplement, if Common Shares are accepted for payment and paid for by Efalar Inc. (“Purchaser”), pursuant to the Second Amended Offer. Common Shares previously validly tendered and not withdrawn constitute valid tenders for purposes of the Second Amended Offer. Shareholders are not required to take any further action with respect to such tendered Common Shares in order to receive the Second Amended Offer Price if Common Shares are accepted for payment and paid for by Purchaser pursuant to the Second Amended Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized.
      Any shareholder of the Company who desires to tender Common Shares pursuant to the Second Amended Offer and whose certificates representing such Common Shares are not immediately available, or who cannot comply in a timely manner with the procedures for tendering Common Shares by book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Common Shares pursuant to the Second Amended Offer by following the procedures for guaranteed delivery described in “THE OFFER — Section 3. Procedure for Accepting the Second Amended Offer and Tendering Common Shares” in this Second Supplement.
      Holders of Exchangeable Preference Shares wishing to tender such shares should follow the instructions in the separate materials sent to them along with this Second Supplement.

      Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Second Supplement. Requests for additional copies of the Offer to Purchase, the first Supplement to the Offer to Purchase, this Second Supplement, the second revised (gray) Letter of Transmittal, the second revised (gold) Notice of Guaranteed Delivery, the Second Amended EPS Offer and other tender offer materials may also be directed to the Information Agent. A shareholder may also contact such shareholder’s broker, dealer, commercial bank or trust company for assistance.

i

SUMMARY TERM SHEET
      This summary term sheet highlights important and material information contained in this Second Supplement but is intended to be an overview only. To fully understand the second amended offer described in this document, and for a more complete description of the terms of the second amended offer, you should read carefully this entire Second Supplement along with the original Offer to Purchase, dated February 21, 2006, and the first Supplement to the Offer to Purchase, dated April 7, 2006, in each case as previously amended by certain amendments to the Schedule TO filed with the Securities and Exchange Commission by Lafarge S.A., as well as the schedules and exhibits to the original Offer to Purchase, the first Supplement thereto and this Second Supplement, the documents incorporated by reference or otherwise referred to herein or therein and the second revised (gray) Letter of Transmittal. Section and heading references are included to direct you to a more complete description of the topics contained in this summary term sheet.

•	Lafarge S.A. (“Parent”) has amended its offer, through Efalar Inc. (“Purchaser”), a wholly-owned subsidiary of Parent incorporated in Delaware, to acquire all of the shares of common stock, par value $1.00 per share, of Lafarge North America Inc. (the “Company”) not owned by Parent and its subsidiaries, by increasing the offer price to $85.50 per share in cash, without interest, upon the terms and subject to the conditions set forth in this Second Supplement, the original Offer to Purchase (as amended and supplemented prior to the date hereof) and the second revised (gray) Letter of Transmittal provided with this Second Supplement. All shareholders whose shares of Company common stock are validly tendered, not withdrawn and accepted for payment (including shares tendered prior to the date of this Second Supplement) will receive the increased offer price even if such shareholders have previously tendered their shares and take no further action. See the “INTRODUCTION” and “THE OFFER — Section 1. Terms of the Second Amended Offer” in this Second Supplement. Concurrently with this second amended offer to purchase all of the shares of common stock of the Company, Parent, through another of its wholly-owned subsidiaries, is offering to acquire all of the exchangeable preference shares of Lafarge Canada Inc. (“Lafarge Canada”), a wholly-owned subsidiary of the Company, at the same increased per share price being offered for the common stock of the Company. That offer is subject to the conditions contained in this second amended offer and Parent will not consummate the acquisition of such exchangeable preference shares unless Parent also consummates the acquisition of the common shares of the Company pursuant to this tender offer.

•	The special committee of independent directors of the Company has determined that the second amended offer is fair to the unaffiliated shareholders of the Company and has unanimously resolved to recommend, on behalf of the Company, that the Company’s shareholders accept the second amended offer and tender their shares of Company common stock pursuant to the second amended offer. Parent understands that the special committee’s determination and recommendation will be set forth in an amended “Solicitation/ Recommendation Statement” to be filed on Schedule 14D-9 and mailed to shareholders of the company promptly following the date hereof. See the “INTRODUCTION” to this Second Supplement.

•	Parent currently owns, directly and through its 100% ownership interest in subsidiaries of Parent, approximately 54.2% of the outstanding shares of Company common stock, 15.8% of the outstanding exchangeable preference shares of Lafarge Canada and 52.6% of the outstanding shares of common stock of the Company and exchangeable preference shares of Lafarge Canada taken together as a single class.

•	The expiration date of the second amended offer is 12:00 midnight, New York City time, on Friday, May 12, 2006, unless such date is extended further. See “THE OFFER — Section 1. Terms of the Second Amended Offer” in this Second Supplement.

•	On April 25, 2006, the Company’s board of directors declared a regular quarterly dividend of $0.24 per share, payable on June 1, 2006 to shareholders of record as of the close of business on May 16,

2006. If the second amended offer is successfully completed, the Company’s shareholders will either receive $85.50 per share as the offer price and not receive any dividend or they will receive $85.26 per share as the offer price and the $0.24 dividend (when payable). If the shares of Company common stock are accepted for payment pursuant to the second amended offer prior to the close of business on May 16, 2006, shareholders will receive $85.50 per share in the second amended offer and will not receive any dividend. If the shares of Company common stock are accepted for payment pursuant to the second amended offer after the close of business on May 16, 2006, the shareholders will receive $85.26 per share in the second amended offer and the $0.24 dividend (when payable). If the merger is completed prior to the close of business on May 16, 2006, those shareholders who continue to hold shares of Company common stock at the time of merger will receive $85.50 per share in the merger and will not receive any dividend. If the merger is completed after the close of business on May 16, 2006, those shareholders who continue to hold shares of Company common stock as of the close of business on May 16, 2006 will receive the dividend of $0.24 (when payable) and, if they continue to hold those shares at the time of the merger, will receive $85.26 per share in the merger. Any shareholder who holds shares of Company common stock at the time of merger but who acquired those shares after the close of business on May 16, 2006 will receive $85.26 per share in the merger and will not receive any dividend.

•	The second amended offer is conditioned upon, among other things:

•	there being validly tendered and not withdrawn a number of shares of Company common stock which, when taken together with the exchangeable preference shares of Lafarge Canada validly tendered and not withdrawn in the second amended exchangeable preference share offer, will constitute at least a majority of the outstanding shares of Company common stock and exchangeable preference shares of Lafarge Canada, taken together as a single class, as of the date the shares of Company common stock are accepted for payment pursuant to the second amended offer, excluding shares of Company common stock and exchangeable preference shares of Lafarge Canada beneficially owned by Parent and certain other persons as set forth in the “INTRODUCTION” to this Second Supplement, which we refer to as the “minimum tender condition;” and

•	there being validly tendered and not withdrawn a sufficient number of shares of Company common stock such that, upon acceptance for payment and payment for the tendered shares of Company common stock pursuant to the second amended offer (and taking into account any exchangeable preference shares of Lafarge Canada to be accepted for payment in the second amended exchangeable preference share offer), Parent will, directly or indirectly through wholly-owned subsidiaries, own a number of shares of Company common stock and exchangeable preference shares of Lafarge Canada representing at least 90% of the issued and outstanding shares of Company common stock and exchangeable preference shares of Lafarge Canada, taken together as a single class, as of the date the shares of Company common stock are accepted for payment pursuant to the second amended offer.

The minimum tender condition is not waivable. See “THE OFFER — Section 11. Conditions to the Second Amended Offer” in this Second Supplement for a complete description of all conditions to the second amended offer.

•	Parent and Purchaser expect to have sufficient funds to purchase the common shares of the Company tendered and to complete the merger. The second amended offer price of $85.50 per share implies a total value of approximately $3.47 billion for all of the common shares of the Company and exchangeable preference shares of Lafarge Canada not owned by Parent, including shares obtainable pursuant to the exercise of options and warrants. In order to finance the offer and related transactions, Parent has entered into a $2,800,000,000 credit agreement with J.P. Morgan plc and BNP Paribas. Pursuant to the terms of the $2,800,000,000 Credit Facility, Parent obtained the consent of BNP Paribas and J.P. Morgan plc to increase the price offered to shareholders in the tender offer from $82.00 per share to $85.50 per share. In addition, Parent expects to borrow under an existing € 1,850,000,000 credit facility agreement with a syndicate of banks. The ability of Parent to borrow under each of these facilities is subject to customary conditions. Parent and Purchaser expect that the funds available pursuant to these arrangements will be sufficient to consummate the tender offer. The tender offer is not conditioned on obtaining these funds. See “THE OFFER — Section 9. Source and Amount of Funds” in this Second Supplement.

•	If the second amended offer is completed, Parent will cause Purchaser and the Company to merge pursuant to a “short-form” merger, unless it is not lawful to do so. Under Section 3-106 of the Maryland General Corporation Law and Section 253 of the Delaware General Corporation Law, Purchaser may effect a “short-form” merger without the affirmative vote of the Company’s shareholders if Purchaser owns at least 90% of the securities entitled to vote with respect to a merger. See “SPECIAL FACTORS — Section 6. Effects of the Second Amended Offer and the Merger” in this Second Supplement.

•	After the merger:

•	Parent would own directly or indirectly all of the equity interests in the Company;

•	the Company’s current minority shareholders would no longer have any interest in the Company’s future earnings or growth;

•	the Company’s common stock would no longer trade on the New York Stock Exchange and the Toronto Stock Exchange; and

•	the Company’s financial statements may no longer be publicly available.
      See “THE OFFER — Section 12. Effect of the Second Amended Offer on the Market for the Common Shares; NYSE and TSX Quotation; Exchange Act Registration and Margin Regulations” in this Second Supplement.

•	Shareholders who sell their shares of Company common stock in the tender offer will, if the tender offer is completed, receive cash for their shares sooner than shareholders who wait for the merger.

•	Appraisal rights are not available in connection with the second amended offer, and will not be available in connection with the merger.

•	Parent and Purchaser both believe that the tender offer and the subsequent “short-form merger” are fair to the shareholders of the Company who are unaffiliated with Parent and Purchaser.

•	Parent and Purchaser believe that the price being offered in the tender offer and that unaffiliated shareholders will receive in the merger is fair based on a number of factors, including: that this price represents a premium over historical trading levels of the Company’s common stock; that the Company’s common stock was trading at close to an all time high at the time the tender offer was announced; the analyses contained in the presentation provided by JPMorgan and BNP Paribas and described in the original Offer to Purchase, the first supplement to that presentation described in the first Supplement to the Offer to Purchase and the second supplement to that presentation described in “SPECIAL FACTORS — Section 4. Summary of JPMorgan and BNP Paribas Presentation to Parent’s Board of Directors” in this Second Supplement; that the tender offer will provide an opportunity for the unaffiliated shareholders of the Company to sell their shares of Company common stock without incurring typical transaction costs; that the consideration in the tender offer and the merger is entirely cash; and that the tender offer and the merger will provide additional liquidity to the unaffiliated shareholders of the Company.

•	Parent and Purchaser also believe that the corporate process by which the tender offer and the merger are being pursued is fair to the unaffiliated shareholders based on a number of factors, including: that the minimum tender condition is not waivable and amounts to a “public referendum” on the tender offer; that each unaffiliated shareholder will be able to decide voluntarily whether or not to tender and all shareholders that do not tender will receive the same amount of cash consideration in the merger (if the merger is completed and subject to any adjustment for the Company’s regular quarterly dividend as described in “THE OFFER — Section 10. Dividends and Distributions” in this Second Supplement) as in the tender offer; that the special committee of the board of directors of the Company has retained financial and legal advisors to assist it in reviewing and making a recommendation with respect to the tender offer; that the second amended offer price of $85.50 per share resulted from active negotiations between Parent and the special committee of independent directors of the Company’s board of directors; and that, as the independent financial advisors to the special committee, Merrill Lynch and Blackstone rendered opinions to the effect that as of the date of such opinions and subject to the assumptions and qualifications contained therein, the second amended offer price is fair to the unaffiliated shareholders of the Company from a financial point of view.

      See “SPECIAL FACTORS — Section 3. Position of Parent and Purchaser Regarding Fairness of the Second Amended Offer and the Merger” in this Second Supplement.

QUESTIONS AND ANSWERS ABOUT THE SECOND AMENDED TENDER OFFER
      Parent, through Purchaser, is offering to purchase all of the issued and outstanding shares of common stock of the Company not owned by Parent or its subsidiaries at an increased price of $85.50 per share in cash, without interest, upon the terms and subject to the conditions described in this Second Supplement, the original Offer to Purchase (as amended and supplemented prior to the date hereof) and the second revised (gray) Letter of Transmittal provided with this Second Supplement. The following are some of the questions you, as a shareholder of the Company, may have and answers to those questions. We urge you to read carefully this entire Second Supplement along with the original Offer to Purchase, dated February 21, 2006, the first Supplement to the Offer to Purchase, dated April 7, 2006, in each case as previously amended by certain amendments to the Schedule TO filed with the Securities and Exchange Commission by Parent, the schedules and exhibits to the original Offer to Purchase, the first Supplement thereto and this Second Supplement, the documents incorporated by reference or otherwise referred to herein or therein and the second revised (gray) Letter of Transmittal, because the information in these questions and answers is not complete and is intended to be only an overview. Additional important information is contained in the remainder of this Second Supplement, as well as the original Offer to Purchase, the first Supplement thereto and the second revised (gray) Letter of Transmittal.
Who is offering to buy my shares?
      Purchaser is offering to purchase your shares of Company common stock. Purchaser is a Delaware corporation and a wholly-owned subsidiary of Parent. See “THE OFFER — Section 8. Certain Information Concerning Purchaser and Parent” in this Second Supplement.
Why is Purchaser amending its tender offer?
      Purchaser is amending its tender offer to increase the offer price from $82.00 per share to $85.50 per share, in cash. The increased offer price represents an increase of 14.0% over the original $75.00 per share tender offer price and 4.3% over the first amended $82.00 per share tender offer price, a premium of approximately 33.1% to the closing price of $64.25 for the Company’s common stock on February 3, 2006, the last trading day before the Company announced its intention to commence the original offer, and a premium of approximately 49.3% to the average closing price of $57.27 for the Company’s common stock during the three months prior to February 3, 2006. You should obtain a recent quotation for shares of Company common stock in deciding whether to tender your shares in the second amended offer.
Does the special committee of the Company’s board of directors recommend that I tender my shares in connection with the second amended offer?
      Yes. The special committee of independent directors of the Company has determined that the second amended offer is fair to the unaffiliated shareholders of the Company and has unanimously resolved to recommend, on behalf of the Company, that the Company’s shareholders accept the second amended offer and tender their shares of Company common stock pursuant to the second amended offer. Parent understands that the special committee’s determination and recommendation will be set forth in an amended “Solicitation/ Recommendation Statement” to be filed on Schedule 14D-9 and mailed to shareholders of the Company promptly following the date hereof. See the “INTRODUCTION” to this Second Supplement.
Has the expiration date of the tender offer been changed?
      Yes. The expiration date of the second amended offer is 12:00 midnight, New York City time, on Friday, May 12, 2006, unless further extended. See “THE OFFER — Section 1. Terms of the Offer” in this Second Supplement.

If I already tendered my shares in the original or first amended offer, do I have to do anything now?
      No. Company shareholders do not have to take any action regarding any shares previously validly tendered and not withdrawn. If the second amended offer is completed, these shares will be accepted for payment and such shareholders will receive the second amended offer price of $85.50 per share.
Will I receive both the regular quarterly dividend that the Company recently declared and the increased offer price?
      No. On April 25, 2006, the Company’s board of directors declared a regular quarterly dividend of $0.24 per share, payable on June 1, 2006 to shareholders of record as of the close of business on May 16, 2006. If the second amended offer is successfully completed, the Company’s shareholders will either receive $85.50 per share as the offer price and not receive any dividend or they will receive $85.26 per share as the offer price and the $0.24 dividend (when payable). If the shares of Company common stock are accepted for payment pursuant to the second amended offer prior to the close of business on May 16, 2006, shareholders will receive $85.50 per share in the second amended offer and will not receive any dividend. If the shares of Company common stock are accepted for payment pursuant to the second amended offer after the close of business on May 16, 2006, the shareholders will receive $85.26 per share in the second amended offer and the $0.24 dividend (when payable). If the merger is completed prior to the close of business on May 16, 2006, those shareholders who continue to hold shares of Company common stock at the time of merger will receive $85.50 per share in the merger and will not receive any dividend. If the merger is completed after the close of business on May 16, 2006, those shareholders who continue to hold shares of Company common stock as of the close of business on May 16, 2006 will receive the dividend of $0.24 (when payable) and, if they continue to hold those shares at the time of the merger, will receive $85.26 per share in the merger. Any shareholder who holds shares of Company common stock at the time of merger but who acquired those shares after the close of business on May 16, 2006 will receive $85.26 per share in the merger and will not receive any dividend.
What are the most significant conditions to the second amended offer?
      We are not obligated to accept for payment or to purchase any shares that are validly tendered unless:

•	that number of shares of Company common stock validly tendered and not withdrawn, when taken together with the exchangeable preference shares of Lafarge Canada validly tendered and not withdrawn in the second amended exchangeable preference share offer, constitutes at least a majority of the outstanding shares of Company common stock and exchangeable preference shares of Lafarge Canada, taken together as a single class, as of the date the shares of Company common stock are accepted for payment pursuant to the second amended offer, excluding shares of Company common stock and exchangeable preference shares of Lafarge Canada beneficially owned by Parent and certain other persons as set forth in the “INTRODUCTION” to this Second Supplement (which we call the “minimum tender condition”); and

•	there have been validly tendered and not withdrawn a sufficient number of shares of Company common stock such that, upon acceptance for payment and payment for the tendered shares of Company common stock in the second amended offer (and taking into account any exchangeable preference shares of Lafarge Canada to be accepted for payment pursuant to the second amended exchangeable preference share offer), Parent will, directly or through wholly-owned subsidiaries, own a number of shares of Company common stock and exchangeable preference shares of Lafarge Canada representing at least 90% of the issued and outstanding shares of Company common stock and exchangeable preference shares of Lafarge Canada, taken together as a single class, as of the date the shares of Company common stock are accepted for payment pursuant to the second amended offer.
      The minimum tender condition is not waivable.

      The tender offer is also subject to a number of other conditions described below in this Second Supplement. We do not believe that we need to obtain any material antitrust, regulatory or other governmental approvals, consents or clearances in order to complete this second amended offer. For a complete description of all conditions to which the second amended offer is subject, see “THE OFFER — Section 11. Conditions to the Second Amended Offer” in this Second Supplement.
Do you think that the second amended offer and the merger are fair to the shareholders of the Company that are not affiliated with Parent and Purchaser?
      Yes. Parent and Purchaser believe that the tender offer and the subsequent “short-form merger” are fair to the shareholders of the Company that are not affiliated with Parent and Purchaser.
      Parent and Purchaser believe that the price being offered in the tender offer and that unaffiliated shareholders will receive in the merger is fair based on a number of factors, including: that this price represents a premium over historical trading levels of the Company’s common stock; that the Company’s common stock was trading at close to an all time high at the time the tender offer was announced; the analyses contained in the presentation provided by JPMorgan and BNP Paribas and described in the original Offer to Purchase, the first supplement to that presentation described in the first Supplement to the Offer to Purchase and the second supplement to that presentation described in “SPECIAL FACTORS — Section 4. Summary of JPMorgan and BNP Paribas Presentation to Parent’s Board of Directors” in this Second Supplement; that the tender offer will provide the unaffiliated shareholders of the Company an opportunity to sell their shares of Company common stock without incurring typical transaction costs; that the consideration in the tender offer and the merger is entirely cash; and that the tender offer and the merger will provide additional liquidity to the unaffiliated shareholders of the Company.
      Parent and Purchaser also believe that the corporate process by which the tender offer and the merger are being pursued is fair to the unaffiliated shareholders based on a number of factors, including: that the minimum tender condition is not waivable and amounts to a “public referendum” on the tender offer; that each unaffiliated shareholder will be able to decide voluntarily whether or not to tender and all shareholders that do not tender will receive the same amount of cash consideration in the merger (if the merger is completed and subject to any adjustment for the Company’s regular quarterly dividend as described in “THE OFFER — Section 10. Dividends and Distributions” in this Second Supplement) as in the tender offer; that the special committee of the board of directors of the Company has retained financial and legal advisors to assist it in reviewing and making a recommendation with respect to the tender offer; that the second amended offer price of $85.50 per share resulted from active negotiations between Parent and the special committee of independent directors of the Company’s board of directors; and that, as the independent financial advisors to the special committee, Merrill Lynch and Blackstone rendered opinions to the effect that as of the date of such opinions and subject to the assumptions and qualifications contained therein, the second amended offer price is fair to the unaffiliated shareholders of the Company from a financial point of view.
      See “SPECIAL FACTORS — Section 3. Position of Parent and Purchaser Regarding Fairness of the Second Amended Offer and the Merger” in this Second Supplement.
What is the market value of my shares as of a recent date?
      On February 3, 2006, the last trading day before we announced our intention to commence the original tender offer, the per share closing price of Company common stock as reported on the New York Stock Exchange was $64.25. On February 17, 2006, the last trading day before we commenced the original tender offer, the per share closing price of Company common stock as reported on the NYSE was $82.35. On April 3, 2006, the last trading day prior to the public announcement of the first amended offer, the per share closing price of the Company common stock on the NYSE was $84.36. On April 6, 2006, the last trading day prior to the commencement of the first amended offer, the per share closing price of the Company common stock on the NYSE was $85.19. On April 21, 2006, the last trading day before we announced our intention to commence the second amended offer, the per share closing price of Company common stock as reported on the NYSE was $84.88. On April 28, 2006, the last trading day before we commenced the second amended offer, the per share closing price of Company common stock as reported on the NYSE was $85.30. We encourage you to obtain a recent quotation for your shares of Company common stock. See “THE OFFER — Section 6. Price Range of the Shares; Dividends” in this Second Supplement.
Who can I talk to if I have questions about the Second Amended Offer?
      You may call Innisfree M&A Incorporated at (877) 825-8730 (toll free) for English speakers or (877) 825-8777 (toll free) for French speakers. Innisfree is acting as the information agent for the tender offer. You may also call J.P. Morgan Securities Inc. at (800) 488-6809 (toll free) and BNP Paribas Securities Corp. at (212) 841-3204. J.P. Morgan Securities Inc. and BNP Paribas Securities Corp. are acting as the dealer managers for the tender offer. See the back cover of this Second Supplement for additional contact information.

To All Holders of Common Stock of the Company:
INTRODUCTION
      The following information amends and supplements the Offer to Purchase, dated February 21, 2006 (the “Offer to Purchase”), and the Supplement to the Offer to Purchase, dated April 7, 2006 (the “First Supplement”), in each case as previously amended by certain amendments to the Schedule TO filed with the Securities and Exchange Commission (the “SEC”) by Parent. Purchaser hereby offers to purchase all the issued and outstanding shares of common stock, par value $1.00 per share (the “Common Shares”), of the Company, other than Common Shares owned by Parent or its subsidiaries, at an increased price of $85.50 per Common Share (the “Second Amended Offer Price”), in cash, without interest, upon the terms and subject to the conditions set forth in this Second Supplement to the Offer to Purchase (this “Second Supplement”), the Offer to Purchase (as amended and supplemented prior to the date hereof) and the second revised (gray) Letter of Transmittal provided with this Second Supplement (which, as amended or supplemented from time to time, collectively constitute the “Second Amended Offer”).
      Concurrently with this Second Amended Offer, Parent, through another of its wholly-owned subsidiaries (“Canadian Merger Sub”), is offering to acquire all of the exchangeable preference shares (the “Exchangeable Preference Shares” and, such offer, the “Second Amended EPS Offer”) of Lafarge Canada. The Exchangeable Preference Shares are exchangeable into Common Shares on a 1-for-1 basis (subject to adjustment in accordance with their terms), and the per share offer price in the Second Amended EPS Offer is the same as the Second Amended Offer Price. The Second Amended EPS Offer is subject to the conditions contained in this Second Amended Offer, and Parent will not consummate the acquisition of such Exchangeable Preference Shares unless Parent also consummates the acquisition of the Common Shares pursuant to the Second Amended Offer. See “THE OFFER — Section 1. Terms of the Second Amended Offer” in this Second Supplement.
      THE SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE SECOND AMENDED OFFER IS FAIR TO THE UNAFFILIATED SHAREHOLDERS OF THE COMPANY AND HAS UNANIMOUSLY RESOLVED TO RECOMMEND, ON BEHALF OF THE COMPANY, THAT SHAREHOLDERS ACCEPT THE SECOND AMENDED OFFER AND TENDER THEIR COMMON SHARES PURSUANT TO THE SECOND AMENDED OFFER.
      Tendering shareholders who are the record owners of Common Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the second revised (gray) Letter of Transmittal, stock transfer taxes on the purchase of Common Shares by Purchaser pursuant to the Second Amended Offer. Shareholders who hold their Common Shares through a bank or broker should check with such institution as to whether the institution will charge any service fees. However, if you fail to complete and sign IRS Form W-9, you may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable in the Second Amended Offer. See “THE OFFER — Section 3. Procedure for Accepting the Second Amended Offer and Tendering Common Shares” and “THE OFFER — Section 5. Material United States Federal Income Tax Consequences of the Second Amended Offer” in this Second Supplement. Parent and Purchaser will pay all charges and expenses of J.P. Morgan Securities Inc. (“JPMorgan”) and BNP Paribas Securities Corp. (“BNP Paribas” and, together with JPMorgan, the “Dealer Managers”), Computershare Shareholder Services, Inc. (the “Depositary”) and Innisfree M&A Incorporated (the “Information Agent”) incurred in connection with the Second Amended Offer and in accordance with the terms of the agreements entered into by and between Purchaser and/or Parent and each such person. See “THE OFFER — Section 14. Fees and Expenses” in this Second Supplement.
      Except as otherwise expressly set forth in this Second Supplement and in the second revised (gray) Letter of Transmittal, the terms and conditions previously set forth in the Offer to Purchase and the First Supplement remain applicable in all respects to the Second Amended Offer. This Second Supplement should be read carefully in conjunction with the Offer to Purchase, the First Supplement and the second revised (gray) Letter of Transmittal. The second revised (gray) Letter of Transmittal provided with this Second Supplement amends and restates the original (yellow) and revised (pink) Letter of Transmittal. Capitalized terms used herein and not otherwise expressly defined shall have the meanings set forth in the Offer to Purchase. As used herein, the term “Original Offer” means Parent’s and Purchaser’s offer to purchase Common Shares at $75.00 per Common Share and the “Original Offer Price” means $75.00 per Common Share. As used herein, the term “First Amended Offer” means Parent’s and Purchaser’s offer to purchase Common Shares at $82.00 per Common Share and the “First Amended Offer Price” means $82.00 per Common Share.
      Procedures for tendering Common Shares are set forth in “THE OFFER — Section 3. Procedure for Accepting the Second Amended Offer and Tendering Common Shares” in this Second Supplement. Tendering shareholders may continue to use the original (yellow) or revised (pink) Letter of Transmittal and the original (blue) or the revised (green) Notice of Guaranteed Delivery, or they may use the second revised (gray) Letter of Transmittal and the second revised (gold) Notice of Guaranteed Delivery circulated with this Second Supplement. Shareholders using the original (yellow) or first revised (pink) Letter of Transmittal and/or original (blue) or first revised (green) Notice of Guaranteed Delivery to tender their Common Shares will be deemed to be tendering pursuant to the Second Amended Offer and will receive the Second Amended Offer Price described in this Second Supplement if Common Shares are accepted for payment and paid for by Purchaser pursuant to the Second Amended Offer.
      Common Shares previously validly tendered and not withdrawn constitute valid tenders for purposes of the Second Amended Offer. Shareholders are not required to take any further action with respect to such Common Shares in order to receive the Second Amended Offer price if Common Shares are accepted for payment and paid for by Purchaser pursuant to the Second Amended Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. See “THE OFFER — Section 4. Withdrawal Rights” in this Second Supplement for the procedures for withdrawing Common Shares tendered pursuant to the Second Amended Offer.
      THE SECOND AMENDED OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF COMMON SHARES WHICH, WHEN TAKEN TOGETHER WITH THE EXCHANGEABLE PREFERENCE SHARES VALIDLY TENDERED AND NOT WITHDRAWN PURSUANT TO THE SECOND AMENDED EPS OFFER, WILL CONSTITUTE AT LEAST A MAJORITY OF THE OUTSTANDING COMMON SHARES AND EXCHANGEABLE PREFERENCE SHARES, TAKEN TOGETHER AS A SINGLE CLASS, AS OF THE DATE THE COMMON SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE SECOND AMENDED OFFER, EXCLUDING COMMON SHARES AND EXCHANGEABLE PREFERENCE SHARES BENEFICIALLY OWNED BY PARENT AND CERTAIN OTHER PERSONS, AS SET FORTH BELOW (THE “MINIMUM TENDER CONDITION”) AND (II) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A SUFFICIENT NUMBER OF COMMON SHARES SUCH THAT, UPON ACCEPTANCE FOR PAYMENT AND PAYMENT FOR THE TENDERED COMMON SHARES PURSUANT TO THE SECOND AMENDED OFFER (AND TAKING INTO ACCOUNT ANY EXCHANGEABLE PREFERENCE SHARES TO BE ACCEPTED FOR PAYMENT IN THE SECOND AMENDED EPS OFFER), PARENT WILL, DIRECTLY OR THROUGH WHOLLY-OWNED SUBSIDIARIES, OWN A NUMBER OF COMMON SHARES AND EXCHANGEABLE PREFERENCE SHARES REPRESENTING AT LEAST 90% OF THE ISSUED AND OUTSTANDING COMMON SHARES AND EXCHANGEABLE PREFERENCE SHARES, TAKEN TOGETHER AS A SINGLE CLASS, AS OF THE DATE THE COMMON SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE SECOND AMENDED OFFER (THE “90% CONDITION”). THE MINIMUM TENDER CONDITION IS NOT WAIVABLE. THE SECOND AMENDED OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN “THE OFFER — SECTION 11. CONDITIONS TO THE SECOND AMENDED OFFER” IN THIS SECOND SUPPLEMENT.

      The purpose of the Second Amended Offer is to acquire for cash as many outstanding Common Shares not owned by Parent and Purchaser as possible as a first step in acquiring the entire equity interest in the Company. If the Second Amended Offer is completed and Parent holds, directly or through wholly-owned subsidiaries, at least 90% of the issued and outstanding Common Shares and Exchangeable Preference Shares, taken together as a single class, Parent will cause the “short-form” merger of Purchaser and the Company (the “Merger”) in accordance with the applicable provisions of the Maryland General Corporation Law (the “MGCL”) and the Delaware General Corporation Law (the “DGCL”), unless it is not lawful to do so. The Merger would be effected without a vote of the shareholders of the Company. If the Merger is completed prior to the close of business on May 16, 2006, those shareholders who continue to hold Common Shares at the time of Merger will receive $85.50 per Common Share in the Merger and will not receive any dividend. If the Merger is completed after the close of business on May 16, 2006, those shareholders who continue to hold Common Shares as of the close of business on May 16, 2006 will receive the Company’s recently declared regular quarterly dividend of $0.24 per share (when payable) and, if they continue to hold the Common Shares at the time of the Merger, will receive $85.26 per Common Share in the Merger. Any shareholder who holds Common Shares at the time of Merger but who acquired those Common Shares after the close of business on May 16, 2006 will receive $85.26 per Common Share in the Merger and will not receive any dividend. See “SPECIAL FACTORS — Section 2. Purpose and Reasons for the Second Amended Offer; Plans for the Company After the Second Amended Offer and the Merger” in this Second Supplement.
      If, after the Second Amended Offer is completed but prior to the completion of the Merger, the aggregate beneficial ownership by Parent and Purchaser of the outstanding Common Shares should fall below 90% for any reason, if Purchaser waives the 90% Condition or if the Second Amended Offer is not completed for any reason (including a failure to satisfy the Minimum Tender Condition), Purchaser may decide to acquire additional Common Shares and/or Exchangeable Preference Shares on the open market or in privately negotiated transactions to the extent required for the beneficial ownership interest of Purchaser and Parent to equal or exceed 90% of the Common Shares and Exchangeable Preference Shares, taken together as a single class. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than, or the same as, the Second Amended Offer Price. For a discussion of other actions that Parent and Purchaser may take if the Second Amended Offer is not completed, see “SPECIAL FACTORS — Section 7. Conduct of the Company’s Business if the Second Amended Offer Is Not Completed” in this Second Supplement.
      The Offer to Purchase, the First Supplement, this Second Supplement and the documents incorporated by reference herein and therein include certain forward-looking statements. These statements appear throughout the Offer to Purchase, the First Supplement and this Second Supplement and include statements regarding the intent, belief or current expectations of Parent and Purchaser, including statements concerning Parent’s and Purchaser’s plans with respect to the Common Shares or their actions if they do not complete the Second Amended Offer and/or the Merger. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include:

•	whether the conditions to the Second Amended Offer will be satisfied;

•	following the completion of the Second Amended Offer and the consummation of the Merger, the ability to integrate successfully the Company into Parent’s operations;

•	general economic, capital market and business conditions;

•	competitive factors in the industries and markets in which each of the Company and Parent operates and general industry trends;

•	the effect of war, terrorism or catastrophic events;

•	changes in government regulation;

•	changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations; and

•	the ability of Parent to execute fully on its business strategy after taking the Company private, including future expenditures on capital projects.
      The information contained in the Offer to Purchase, the First Supplement and this Second Supplement concerning the Company was supplied by the Company or obtained from publicly available sources.
      THE OFFER TO PURCHASE, THE FIRST SUPPLEMENT, THIS SECOND SUPPLEMENT AND THE REVISED (GRAY) LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE SECOND AMENDED OFFER.

SPECIAL FACTORS

1.	Background
      The discussion set forth in “SPECIAL FACTORS — Section 1. Background” in the Offer to Purchase and “SPECIAL FACTORS — Section 1. Background” in the First Supplement is hereby amended and supplemented with the information concerning the position of the Company with respect to the Original Offer, the First Amended Offer and the Second Amended Offer and Merger contained in the “INTRODUCTION” to this Second Supplement. Such discussion is also supplemented as follows:
      On April 7, 2006, Mr. Steven A. Baronoff of Merrill Lynch telephoned Mr. Jimmy Elliott of JPMorgan to discuss the First Amended Offer, including market activity following the announcement of the price increase. Mr. Baronoff and Mr. Elliott discussed whether a meeting should be held to discuss the possibility of a further price increase since Merrill Lynch believed that the special committee would likely recommend against the offer at $82.00.
      On April 13, 2006, Mr. Baronoff telephoned Mr. Elliott to discuss further the possibility of Parent increasing its offer to a price at which the special committee would recommend that the Company’s shareholders tender their Common Shares. Mr. Baronoff and Mr. Elliott agreed that further discussions or a meeting might be appropriate.
      On April 17, 2006, Mr. Elliott telephoned Mr. Baronoff, and Mr. Elliott and Mr. Baronoff agreed to meet on April 19, 2006, to discuss further the possibility of a special committee recommendation at an increased offer price.
      At the meeting in New York on April 19, 2006, Mr. Elliott and Mr. Baronoff discussed: trading levels of the Company both before and after the announcement of the increase in the offer price from $75.00 to $82.00 on April 4, 2006; performance of the US building materials sector and the Company’s performance relative thereto; and premiums paid in precedent minority buyout transactions in all-cash deals and cash-and-stock deals. JPMorgan’s analysis resulted in an illustrative price range of $78.00 – $86.00 per Common Share and Merrill Lynch’s analysis was based on an illustrative price range of $82.00 – $90.00 per Common Share. After further discussions, Mr. Baronoff indicated that he thought the special committee would likely consider recommending the offer at a price of $86.00, and Mr. Elliott indicated that he thought Parent’s board would likely consider increasing the offer price to $85.00 if the special committee would recommend the offer. Based on these discussions, Mr. Elliott and Mr. Baronoff agreed that it would be appropriate for Mr. Bruno Lafont, Chief Executive Officer of Parent, to speak with Mr. Marshall Cohen, chairman of the special committee, to see if a mutually acceptable offer price could be agreed.
      On the morning of April 20, 2006, Mr. Cohen telephoned Mr. Lafont to discuss a possible increase in the offer price. Mr. Cohen indicated that, although no decision had been made, he believed that the special committee likely would consider supporting an offer price of $86.00. Mr. Lafont responded that he would be willing to recommend to Parent’s board of directors that the offer price be increased to $85.00, but only if the special committee would agree to support that offer price should it be approved by Parent’s board of directors. Mr. Cohen responded that, although the special committee might consider supporting an offer price below $86.00, it likely would not support an offer price of $85.00. After further discussion, Mr. Cohen agreed to present to the special committee a proposed offer price of $85.50 and Mr. Lafont agreed that, if the special committee agreed to support an offer price of $85.50, Mr. Lafont would convene Parent’s board of directors to consider increasing the offer price to $85.50, but that this would be Parent’s best and final offer.
      In the afternoon of April 20, 2006, Mr. Baronoff telephoned Mr. Elliott and indicated that the special committee would be meeting that afternoon. Later that day, Mr. Baronoff again telephoned Mr. Elliott and indicated that no formal decision had been reached by the special committee but that the special committee was continuing to consider a possible recommendation at an offer price of $85.50.

      On April 21, 2006, Parent’s financial and legal advisors had a series of discussions by telephone with the special committee’s financial and legal advisors regarding the possibility of an increase in the offer price to $85.50, and the legal advisors agreed on modifications to the offer conditions requested by the special committee.
      Also on April 21, 2006, Parent’s legal advisors and the special committee’s legal advisors had a series of discussions with representatives of the class action plaintiffs. During these discussions, Parent’s legal advisors informed the representatives of the class action plaintiffs that, subject to the positive recommendation of the special committee, Parent’s board of directors would consider increasing the offer price to $85.50. Parent’s legal advisors also conveyed that this would be Parent’s best and final offer, and that settlement of the class action claims would be a factor that would contribute to the decision of the board of directors to increase the offer price. Representatives for the class action plaintiffs indicated that the plaintiffs would be willing to enter into settlement discussions with respect to an offer price of $85.50.
      On April 22 and 23, 2006, Parent’s legal advisors continued to discuss the potential price increase with the special committee’s legal advisors. The special committee’s financial and legal advisors informed Parent’s financial and legal advisors that the special committee was scheduled to meet on the afternoon of April 23, 2006, and a meeting of Parent’s board of directors was convened for the morning of April 24, 2006.
      On the afternoon of April 23, 2006, the special committee held a meeting to consider whether it would resolve to recommend Parent’s offer if the price was increased to $85.50 per Common Share. At the meeting, Merrill Lynch and Blackstone delivered their respective opinions as to the fairness of the Second Amended Offer Price to the unaffiliated shareholders of the Company. The special committee unanimously resolved to recommend that shareholders of the Company accept the Second Amended Offer, as and when made, and tender their shares pursuant to the Second Amended Offer. Following the special committee meeting, Mr. Cohen telephoned Mr. Lafont, and the special committee’s financial and legal advisors telephoned Parent’s financial and legal advisors, to confirm the results of the special committee meeting.
      Also on April 23, 2006, in a meeting held in New York, Parent’s legal advisors continued to discuss the potential settlement with representatives of the class action plaintiffs. At the conclusion of those meetings, an agreement in principle was reached between counsel to Parent, counsel to the special committee and counsel to the class action plaintiffs, subject to certain conditions including definitive documentation and court approval, to settle the litigation and to release all claims of the minority holders of Common Shares and Exchangeable Preference Shares.
      On the morning of April 24, 2006, a meeting of Parent’s board of directors was convened in Paris to discuss whether or not to increase the price offered for the publicly held Common Shares and Exchangeable Preference Shares. At that meeting, JPMorgan and BNP Paribas provided a second supplement to the presentation that they had previously made to the Parent’s board of directors in connection with the Original Offer. The second supplement is described under “SPECIAL FACTORS — Section 4. Summary of JPMorgan and BNP Paribas Presentation to Parent’s Board of Directors” in this Second Supplement. The presentation given on February 5, 2006, the supplement to that presentation given on April 3, 2006 and the second supplement to that presentation given on April 24, 2006 constitute the only materials presented to Parent’s board of directors by the financial advisors of Parent and thus the only such materials that Parent’s board of directors factored into its decision to proceed with the Second Amended Offer. Parent’s board of directors did not receive any appraisal in connection with its consideration of the Second Amended Offer. The second supplemental presentation provided by JPMorgan and BNP Paribas contained various financial analyses at the Original Offer Price, the First Amended Offer Price and the Second Amended Offer Price. Following discussions and questions by the board members to Parent’s management and Parent’s financial advisors and the recommendation of Parent’s management, Parent’s board authorized Parent’s management to increase the offer price for the Common Shares and the Exchangeable Preference Shares not held by Parent and its subsidiaries to $85.50 per share in cash. In authorizing Parent’s management to proceed with the Second Amended Offer, and in determining the

Second Amended Offer Price, Parent considered the analyses contained in the presentation provided by JPMorgan and BNP Paribas, the supplements thereto, the recommendation made by Parent’s management and the other factors described in “SPECIAL FACTORS — Section 2. Purpose and Reasons for the Second Amended Offer; Plans for the Company After the Second Amended Offer and the Merger” and “SPECIAL FACTORS — Section 3. Position of Parent and Purchaser Regarding Fairness of the Second Amended Offer and the Merger” in this Second Supplement, as well as the settlement of the class action claims.
      Prior to the opening of the market on April 24, 2006, Parent announced an increase in the offer price to $85.50 per Common Share and the special committee’s resolution to recommend the Second Amended Offer.

2.	Purpose and Reasons for the Second Amended Offer and the Merger; Plans for the Company After the Second Amended Offer and the Merger
      The discussion set forth in “SPECIAL FACTORS — Section 2. Purpose and Reasons for the Offer; Plans for the Company After the Offer and the Merger” in the Offer to Purchase is hereby amended and supplemented as follows:
      The purpose of the Second Amended Offer is for Parent to increase its direct and indirect ownership of the outstanding Common Shares and Exchangeable Preference Shares from its current level of 52.6% to 100%. Parent will, as soon as practicable upon completion of the Second Amended Offer, unless it is not lawful to do so, cause the Merger to be effected. If the Merger is completed prior to the close of business on May 16, 2006, those shareholders who continue to hold Common Shares at the time of Merger will receive $85.50 per Common Share in the Merger and will not receive any dividend. If the Merger is completed after the close of business on May 16, 2006, those shareholders who continue to hold Common Shares as of the close of business on May 16, 2006 will receive the Company’s recently declared regular quarterly dividend of $0.24 per share (when payable) and, if they continue to hold the Common Shares at the time of the Merger, will receive $85.26 per Common Share in the Merger. Any shareholder who holds Common Shares at the time of Merger but who acquired those Common Shares after the close of business on May 16, 2006 will receive $85.26 per Common Share in the Merger and will not receive any dividend. Upon the completion of the Merger, the Company would become a wholly-owned subsidiary of Parent, and Parent intends to combine the Company with its other wholly-owned North American operations currently held by Blue Circle North America, Inc.

3.	Position of Parent and Purchaser Regarding Fairness of the Second Amended Offer and the Merger
      The discussion set forth in “SPECIAL FACTORS — Section 3. Position of Parent and Purchaser Regarding Fairness of the Offer and the Merger” in the Offer to Purchase and “SPECIAL FACTORS — Section 3. Position of Parent and Purchaser Regarding Fairness of the Amended Offer and the Merger” in the First Supplement is hereby amended and supplemented as follows:
      Fairness of the Original Offer — Parent and Purchaser continue to believe that the Original Offer Price offered to the unaffiliated shareholders of the Company pursuant to the Original Offer and the Merger is fair to such unaffiliated shareholders. Parent and Purchaser base their belief on the following factors, each of which, in their judgment, supports their views as to the fairness of the Original Offer and the Merger:

•	The Original Offer Price represents a premium of approximately 16.7% to the closing price of $64.25 for the Common Shares on February 3, 2006, the last trading day prior to the date on which Parent’s intention to make the Original Offer was announced, and a premium of approximately 31.0% to the average closing price of $57.27 for the Common Shares during the three months prior to February 3, 2006. Parent and Purchaser do not believe that the post-announcement trading price of the Common Shares is indicative of the fair value of the Common Shares, and thus did not consider it when making an assessment as to the fairness of the Original Offer and the Merger.”

•	The Common Shares were, prior to the announcement of Parent’s intention to launch the Original Offer, trading at close to an all time high closing price and the Common Shares appreciated by 20% in the twelve months prior to February 3, 2006, by 128% in the three years prior to February 3, 2006 and by 145% in the five years prior to February 3, 2006. This demonstrates that the Original Offer Price is at a premium to a last prior trading price that already reflected favorable investor sentiment towards the Company’s performance and prospects and thus is at a premium to historical market prices. The premium of the Original Offer Price over historical market prices will allow long-term shareholders of the Company to realize significant capital gains.

•	Both the Original Offer Price and the trading price of the Common Shares immediately prior to announcement of the Original Offer imply a valuation of the Company (as shown by the ratio of firm value to EBITDA) that is materially higher than during most periods over the past five years. The ratio of firm value to 2005 EBITDA is 6.5x when firm value is calculated based on the closing price per Common Share on February 3, 2006 and 7.7x when firm value is calculated using the Original Offer Price, in comparison with an average ratio of firm value to last twelve months EBITDA of 4.9x over the period between September 1998 and February 2006.

•	The analyses contained in the presentation provided by JPMorgan and BNP Paribas on February 5, 2006, which include a comparison of certain financial, operating and stock market data and forecasted financial information for selected publicly-traded companies in the building materials industry to similar information for the Company and an overview of premiums paid in other buy-in transactions. A summary of the JPMorgan and BNP Paribas presentation, which does not express an opinion with respect to the fairness of the Original Offer Price, is set forth in the Offer to Purchase under “SPECIAL FACTORS — Section 4. Summary of JPMorgan and BNP Paribas presentation to Parent’s Board of Directors.” In particular, Parent and Purchaser considered the following:

•	that the Original Offer Price was above the upper end of each of the trading ranges for the 6-month, 52-week, two-year, three-year and five-year ranges as described under “SPECIAL FACTORS — Section 4. Summary of JPMorgan and BNP Paribas presentation to Parent’s Board of Directors — Historical Stock Price Performance” on page 20 of the Offer to Purchase;

•	that over the twelve months prior to February 3, 2006, 95.2% of the traded volume in the Common Shares traded below $68.00 and 87.1% traded below $66.00, and thus the Original Offer Price was significantly above the price at which the bulk of trading had occurred over the past twelve months as described under “SPECIAL FACTORS — Section 4. Summary of JPMorgan and BNP Paribas presentation to Parent’s Board of Directors — Trading Prices of the Common Shares” on page 20 of the Offer to Purchase;

•	that the Original Offer Price represented a premium of 17.9% to the 1-week average share price prior to the announcement of the transaction of $63.64, which was higher than the median 1-week premium of 15% paid in US acquisitions by majority or controlling stockholders between January 1, 2005 and November 17, 2005 as described under “SPECIAL FACTORS — Section 4. Summary of JPMorgan and BNP Paribas presentation to Parent’s Board of Directors — Historical Acquisition by Majority or Controlling Stockholders Premia” beginning on page 22 of the Offer to Purchase.

•	The Original Offer provides the Company’s unaffiliated shareholders who are considering selling their Common Shares with the opportunity to sell their shares at the Original Offer Price without incurring the transaction costs typically associated with market sales.

•	The form of consideration to be paid to the Company’s unaffiliated shareholders is entirely in cash.

•	The Original Offer and the Merger provide additional liquidity for the unaffiliated shareholders of the Company.
      Fairness of the First Amended Offer — Parent and Purchaser, as discussed above, continue to believe that the Original Offer Price offered to unaffiliated shareholders of the Company pursuant to the Original Offer and the Merger is fair to such unaffiliated shareholders. Therefore, Parent and Purchaser believe that the First Amended Offer Price, which represents an increase of $7.00 per share over the Original Offer Price, is fair to the unaffiliated shareholders.
      In addition to the factors set forth above that support Parent and Purchaser’s determination that the Original Offer Price is fair to unaffiliated shareholders of the Company, Parent and Purchaser considered the following factors in their determination that the First Amended Offer Price is fair to unaffiliated shareholders of the Company:

•	The First Amended Offer Price of $82.00 represents an increase of 9.3% over the Original Offer Price of $75.00, a premium of 27.6% to the closing price of $64.25 for the Common Shares on February 3, 2006, the last trading day prior to the date on which Parent’s intention to make the Original Offer was announced, and a premium of 43.2% to the average closing price of $57.27 for the Common Shares during the three months prior to February 3, 2006. Parent and Purchaser do not believe that the post-announcement trading price of the Common Shares is indicative of the fair value of the Common Shares, and thus did not consider it when making an assessment as to the fairness of the Amended Offer and the Merger.

•	The analyses contained in the supplemental presentation materials provided by JPMorgan and BNP Paribas on April 3, 2006, which include an overview of premiums at various hypothetical stock prices over certain historical prices. A summary of the JPMorgan and BNP Paribas supplemental presentation, which does not express an opinion with respect to the fairness of the First Amended Offer Price, is set forth in the First Supplement under “SPECIAL FACTORS — Section 4. Summary of JPMorgan and BNP Paribas Presentation to Parent’s Board of Directors.” In particular, Parent and Purchaser considered that the First Amended Offer Price represents a premium of 28.8% to the 1-week average share price prior to the announcement of the transaction of $63.64, as described under “SPECIAL FACTORS — Section 4. Summary of JPMorgan and BNP Paribas Presentation to Parent’s Board of Directors — Analysis at Various Prices” on page 16 of the First Supplement. This 28.8% premium is significantly higher than the median 1-week premium of 15% paid in US acquisitions by majority or controlling stockholders between January 1, 2005 and November 17, 2005 described in “SPECIAL FACTORS — Section 4. Summary of JPMorgan and BNP Paribas Presentation to Parent’s Board of Directors — Historic Acquisition by Majority of Controlling Stockholders Premia” beginning on page 22 of the Offer to Purchase.
      Fairness of the Second Amended Offer — The rules of the SEC require Parent and Purchaser to express their belief as to the fairness of the Second Amended Offer and the Merger to shareholders of the Company who are not affiliated with Parent and Purchaser. Parent and Purchaser, as discussed above, continue to believe that the Original Offer Price and the First Amended Offer Price offered to unaffiliated shareholders are fair to such unaffiliated shareholders. Therefore Parent and Purchaser believe that the Second Amended Offer Price, which represents an increase of $10.50 per share over the Original Offer Price and $3.50 per share over the First Amended Offer Price, is fair to the unaffiliated shareholders of the Company.
      In addition to the factors set forth above that support Parent and Purchaser’s determination that the Original Offer Price and the First Amended Offer Price are fair to unaffiliated shareholders of the Company, Parent and Purchaser considered the following factors in their determination that the Second Amended Offer Price is fair to unaffiliated shareholders of the Company:

•	The Second Amended Offer Price of $85.50 represents an increase of 14.0% over the Original Offer Price of $75.00 and 4.3% over the First Amended Offer Price of $82.00, a premium of 33.1% to the closing price of $64.25 for the Common Shares on February 3, 2006, the last trading day prior to the date on which Parent’s intention to make the Original Offer was announced, and a premium of 49.3% to the average closing price of $57.27 for the Common Shares during the three months prior to February 3, 2006. Parent and Purchaser do not believe that the post-announcement trading price of the Common Shares is indicative of the fair value of the Common Shares, and thus did not consider it when making an assessment as to the fairness of the Second Amended Offer and the Merger.

•	The analyses contained in the supplemental presentation materials provided by JPMorgan and BNP Paribas on April 23, 2006 and described below, which include an overview of premiums at various hypothetical stock prices over certain historical prices. A summary of the JPMorgan and BNP Paribas second supplemental presentation, which does not express an opinion with respect to the fairness of the Second Amended Offer Price, is set forth in this Second Supplement under “SPECIAL FACTORS — Section 4. Summary of JPMorgan and BNP Paribas Presentation to Parent’s Board of Directors.” In particular, Parent and Purchaser considered that the Second Amended Offer Price represents a premium of 34.3% to the 1-week average share price prior to the announcement of the transaction of $63.64, as described under “SPECIAL FACTORS — Section 4. Summary of JPMorgan and BNP Paribas Presentation to Parent’s Board of Directors — Analysis at Various Prices” in this Second Supplement. This 34.3% premium is significantly higher than the median 1-week premium of 15% paid in US acquisitions by majority or controlling stockholders between January 1, 2005 and November 17, 2005 described in “SPECIAL FACTORS — Section 4. Summary of JPMorgan and BNP Paribas Presentation to Parent’s Board of Directors — Historic Acquisition by Majority of Controlling Stockholders Premia” beginning on page 22 of the Offer to Purchase.

      In addition, Parent and Purchaser believe that the corporate process by which the Second Amended Offer and Merger are being pursued is fair to shareholders of the Company who are not affiliated with Parent and Purchaser, based on the following factors:

•	The Second Amended Offer is conditioned upon the tender of a number of Common Shares which, when taken together with the Exchangeable Preference Shares tendered pursuant to the Second Amended EPS Offer, constitute at least a majority of the Common Shares and Exchangeable Preference Shares, taken together as a single class, not owned by Parent, Purchaser, the Company, their respective officers and directors and the Lafarge Canada Stock Fund. This Minimum Tender Condition is not waivable. Parent and Purchaser believe that the Company’s unaffiliated shareholders are therefore able to evaluate the terms of the Second Amended Offer and its fairness without coercion. The effect of the Minimum Tender Condition is that the Second Amended Offer will not close unless the holders of a majority of the Common Shares and Exchangeable Preference Shares held by the unaffiliated shareholders of the Company tender their shares, which amounts to a “public referendum” on the Second Amended Offer.

•	Each of the Company’s unaffiliated shareholders will be able to decide voluntarily whether or not to tender such shareholder’s Common Shares in the Second Amended Offer and, if the Second Amended Offer and the Merger are completed and such shareholder elected not to tender, such shareholder will receive the same amount of cash consideration in the Merger (subject to any adjustment for the Company’s regular quarterly dividend as described in “THE OFFER — Section 10. Dividends and Distributions” in this Second Supplement) that such shareholder would have received in the Second Amended Offer.

•	The Company has appointed the Special Committee to evaluate the tender offer and the Special Committee has retained Merrill Lynch and Blackstone as it financial advisors and Simpson Thacher and Venable as its legal advisors.

•	The Second Amended Offer Price of $85.50 per Common Share resulted from active negotiations between Parent and the special committee of independent directors of the Company’s board of directors.

•	As the independent financial advisors to the special committee, Merrill Lynch and Blackstone rendered opinions to the effect that as of the date of such opinions and subject to the assumptions and qualifications contained therein, the Second Amended Offer Price is fair to the unaffiliated shareholders of the Company from a financial point of view.

      To the best of Parent’s and Purchaser’s knowledge, a majority of the directors of the Company who are not employees of the Company have not retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of preparing a report concerning the fairness of the transaction. However, based on the Company’s public disclosure that the Special Committee has retained Merrill Lynch and Blackstone as its financial advisors and Simpson Thacher and Venable as its legal advisors to assist it in considering the tender offer and in light of the procedural safeguards discussed above, Parent and Purchaser do not believe the failure to retain such a representative to be material.
      Neither Parent nor Purchaser found it practicable to assign, nor did either of them assign, relative weights to the individual factors considered in reaching their conclusion as to fairness. In reaching their conclusion as to fairness, neither Parent nor Purchaser considered the liquidation value of the Company’s assets because they consider the Company to be a viable going concern. In addition, the liquidation of the Company’s assets was not considered to be a viable course of action based on Parent’s desire for the Company to continue to conduct its business as a subsidiary of Parent and remain an integral component of Parent’s overall strategy. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Common Shares, and Parent and Purchaser believe that the liquidation value of the Company is irrelevant to a determination as to whether the Second Amended Offer is fair to unaffiliated shareholders. Further, Parent and Purchaser did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company’s net book value per share as of December 31, 2005, calculated by dividing shareholders’ equity by the number of shares of common stock outstanding, was $42.98. This value is substantially below the Second Amended Offer Price. Parent and Purchaser are not aware of any firm offers made for the Company during the two years prior to the Second Amended Offer and in any event have no intention of selling the Common Shares or Exchangeable Preference Shares owned by them, and therefore did not consider any such offers in reaching their conclusion as to fairness.
      Parent and Purchaser did not calculate a stand-alone going concern value of the Company, but did consider a comparison of certain financial, operating and stock market data and forecasted financial information for selected publicly traded companies to similar information for the Company, each of which supported the fairness determination of Parent and Purchaser. Parent considered that the going concern value was not a viable method of determining the value of the Common Shares for the purpose of this transaction. A valuation that contemplates the sale of a company as a going concern incorporates into that valuation a premium for the control of that company. In light of the fact that Parent already has, and will continue to have, control of the Company, Parent does not believe that it would be appropriate for the securities of the unaffiliated shareholders to be valued on a basis that includes a control premium. For the foregoing reasons, Parent does not believe that a “going concern” valuation would be a viable or appropriate method of determining the value of the Common Shares for the purposes of this transaction.
      The foregoing discussion of the information and factors considered by Parent and Purchaser is believed to include the material factors considered by Parent and Purchaser. Parent and Purchaser’s views as to the fairness of the Original Offer, the First Amended Offer and the Second Amended Offer to shareholders of the Company should not be construed as a recommendation to any shareholder as to whether that shareholder should tender such shareholder’s Common Shares or Exchangeable Preference Shares in the Second Amended Offer.
      Purchaser was formed solely for the purpose of engaging in the Original Offer and the Merger and, as such, did not perform a fairness determination with respect to either the Original Offer, the First Amended Offer or the Second Amended Offer separate from that performed by Parent. In making a determination as to fairness of the Original Offer, the First Amended Offer and the Second Amended Offer, Purchaser in each case relied entirely on and expressly adopted the analyses and conclusions of Parent.

4.	Summary of JPMorgan and BNP Paribas Presentation to Parent’s Board of Directors
      A summary of the presentation made by JPMorgan and BNP Paribas to Parent’s board of directors on February 5, 2006 (the “February 5th Presentation”) is set forth in “SPECIAL FACTORS — Section 4. Summary of JPMorgan and BNP Paribas Presentation to the Parent’s Board of Directors” in the Offer to Purchase. A summary of the supplemental presentation made by JPMorgan and BNP Paribas to Parent’s board of directors on April 3, 2006 (the “April 3rd Presentation”) is set forth in “SPECIAL FACTORS — Section 4. Summary of JPMorgan and BNP Paribas Presentation to the Parent’s Board of Directors” in the First Supplement.
      The following is a summary of the material financial analyses contained in the second supplemental presentation made by JPMorgan and BNP Paribas to Parent’s board of directors on April 24, 2006 (the “April 4th Supplemental Presentation”). However, it does not purport to be a complete description of the analyses performed by JPMorgan and BNP Paribas or of their discussions with the board of directors of Parent.
      While JPMorgan and BNP Paribas were not asked to, nor did they, opine as to the fairness of the transaction to the unaffiliated shareholders of the Company, the financial analyses described below were provided to Parent with the understanding that Parent would use such analyses as part of its process of making its determination as to the fairness of the Second Amended Offer and the Merger. Had JPMorgan and BNP Paribas been requested to provide an opinion or recommend or provide support for a fair or appropriate valuation of the Common Shares not held by Parent and its affiliates, the information, comparisons and analyses presented by JPMorgan and BNP Paribas in the April 24th Supplemental Presentation might have been different.
      The following summary is included here only for informational purposes and to comply with applicable disclosure requirements. The analyses described herein and the order in which they are presented and the results of the analyses do not represent relative importance or weight given to these analyses by JPMorgan and BNP Paribas. The full text of the April 24th Supplemental Presentation summarized below is set forth in Exhibit (c)(iii) to Amendment No. 10 to the Schedule TO filed with the SEC on May 1, 2006 in connection with the Second Amended Offer. Copies of the February 5th Presentation, the April 3rd Supplemental Presentation and the April 24th Supplemental Presentation may be made available for inspection and copying during regular business hours by any shareholder or its representative who has been designated in writing by contacting the Information Agent. Holders of Common Shares are urged to, and should, read such presentation materials in their entirety. Neither the April 24th Supplemental Presentation nor this summary constitutes a recommendation as to whether holders of Common Shares should tender their shares in the Second Amended Offer or as to any other action any holder should take or refrain from taking in connection with the Second Amended Offer or the Merger.
      In preparing the April 24th Supplemental Presentation, JPMorgan and BNP Paribas relied upon the accuracy and completeness of all of the financial, accounting and other information reviewed by them and assumed such accuracy and completeness for purposes of the April 24th Supplemental Presentation and its presentation, and have not assumed any responsibility or liability therefor. JPMorgan and BNP Paribas were not asked to make, and did not assume responsibility for making, any independent verification of the information reviewed by them. In addition, JPMorgan and BNP Paribas did not conduct any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to them. JPMorgan and BNP Paribas also assumed that there have been no material changes in the Company’s condition, results of operations, business or prospects since the date of the most recent financial statements made available to JPMorgan and BNP Paribas and JPMorgan and BNP Paribas do not have any obligation to update, revise or reaffirm the materials presented by them to Parent. JPMorgan and BNP Paribas based their analyses on assumptions that they deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. JPMorgan’s and BNP Paribas’ analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated.

      In providing financial advice and preparing financial analysis, JPMorgan and BNP Paribas, among other things:

•	reviewed certain publicly available business and financial information concerning the Company and the sector in which the business operates;

•	compared the equity market capitalization and other current and historical financial metrics and multiples for the Company and certain other building materials companies;

•	reviewed the historical trading volumes and market prices of the Common Shares;

•	reviewed the premia at various illustrative prices over certain historical prices, implied multiples and other financial metrics;

•	performed such other financial studies and analyses and considered such other information as JPMorgan and BNP Paribas deemed appropriate during the course of providing financial advice; and

•	analyzed the key terms of certain transactions by majority or controlling shareholders between July 2001 and April 2006 in which the remaining interest in the subject company was acquired.
      Some of the summaries of financial analyses described below include information presented in tabular format. In order to understand fully the financial analyses performed by JPMorgan and BNP Paribas, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by JPMorgan and BNP Paribas. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at or prior to April 21, 2006 and is not necessarily indicative of current or future market conditions.
      Analysis of Trading After Announcement of the Original Offer — JPMorgan and BNP Paribas analyzed the historic trading activity of the Company’s Common Shares between February 6, 2006 (the day of the public announcement of the Original Offer) and April 21, 2006. This analysis showed that, during this period, 39.1 million of the Company’s Common Shares were traded, representing 107.9% of the free float. A summary of the results follows:

Price range	<$81.00	$81.00 - $81.49	$81.50 - $81.99	$82.00 - $82.49	$82.50 - $82.99	$83.00 - $83.49	$83.50 - $83.99	$84.00 - $84.49	$84.50 - $84.99	$85.00 - $85.49	≥ $85.50

% of total volume traded since Feb 6, 2006	5.4%	4.7%	31.1%	16.1%	16.1%	2.4%	6.9%	4.6%	6.8%	5.9%	0.0%

	Volume weighted
Date range	average price	Volume traded	% total volume traded

Feb. 6, 2006 - April 3, 2006	$82.16	33,017,800	84.5%

April 4, 2006 - April 21, 2006	$84.83	6,062,200	15.5%

Total Period (Feb. 6, 2006 - April 21, 2006)	$82.58	39,080,000	100.0%

      Comparisons of Selected Publicly Traded Building Materials Companies — JPMorgan and BNP Paribas provided an updated version of the analysis in the February 5th Presentation and the April 3rd

Supplemental Presentation in which they compared certain financial information of the Company and Parent with that of other listed building materials companies. A summary of the results follows:

	Metrics as of April 21, 2006

	FV/EBITDA				P/E

	2005A		2006E		2006E

U.S. company median	14.2	x	11.0	x	20.5x
U.S. company mean	14.2	x	11.0	x	20.3x
Non-U.S. company median	8.7	x	7.6	x	14.2x
Non-U.S. company mean	9.0	x	7.9	x	14.8x
Parent	7.9	x	7.1	x	13.8x
Company	not meaningful
      Historical Analysis by Majority or Controlling Stockholders Premia  — JPMorgan and BNP Paribas analyzed a summary of statistics for certain transactions involving the acquisition of minority stakes by majority or controlling stockholders between July 2001 and April 2006 and calculated the median premium paid in such transaction for each year during this period. A summary of the results follows:

	Premium Over 1 Day Prior		Premium Over 1 Week Prior

	Initial Premium	Final Premium	Initial Premium	Final Premium

All deals	19.1%	27.8%	16.4%	28.6%
Cash deals only	19.9%	34.0%	20.9%	32.6%
      Analysis at Various Prices  — JPMorgan and BNP Paribas reviewed the premia at various hypothetical stock prices over certain historical prices, implied multiples and other financial metrics. A summary of the results follows:

		Original		First Amended
	As of	Offer		Offer
	Feb. 3, 2006	$75.00		$82.00		$85.50

Implied premium over pre-Original Offer prices:
Feb. 3, 2006	$64.25	16.7%		27.6%		33.1%
1-week prior	64.00	17.2%		28.1%		33.6%
3 month average	57.27	31.0%		43.2%		49.3%
30-calendar day average	60.83	23.3%		34.8%		40.6%
1-week average	63.64	17.9%		28.8%		34.3%
Implied multiples:
FV/ 2005A EBITDA		7.7	x	8.4	x	8.7x
FV/ 2006E EBITDA		7.2	x	7.9	x	8.3x
P/ 2005A EPS		17.6	x	19.3	x	20.2x
P/ 2006E EPS		16.5	x	18.1	x	18.9x
      Each of JPMorgan and BNP Paribas, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Each of JPMorgan and BNP Paribas is familiar with Parent, having acted as its financial advisor in connection with the Second Amended Offer and has also provided certain investment banking services to Parent from time to time, and may provide investment banking services to Parent in the future. Each of JPMorgan and BNP Paribas provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Parent and the Company for its own account and for the account of customers. In selecting JPMorgan and BNP Paribas to represent Parent as its financial advisors, Parent considered primarily JPMorgan’s and BNP Paribas’

qualifications and knowledge of the business affairs of Parent, as well as the reputations of JPMorgan and BNP Paribas as internationally recognized investment banking firms that have substantial experience in transactions similar to the Second Amended Offer.
      A description of the compensation that JPMorgan and BNP Paribas are entitled to receive in connection with their service to Parent as financial advisors and Dealer Managers is set forth in “SPECIAL FACTORS — Section 4. Summary of JPMorgan and BNP Paribas Presentation to the Parent’s Board of Directors” in the Offer to Purchase. JPMorgan and BNP Paribas have agreed to provide financing for the Second Amended Offer, as described in “The OFFER — Section 9. Source and Amount of Funds” in this Second Supplement, for which they will receive customary compensation.

5.	Certain Projected Company Financial Information
      A discussion of certain projected financial information is set forth in “SPECIAL FACTORS — Section 5. Certain Projected Financial Data” in the Offer to Purchase.

6.	Effects of the Second Amended Offer and the Merger
      A discussion of certain effects of the Second Amended Offer and the Merger is set forth in “SPECIAL FACTORS — Section 6. Effects of the Offer and the Merger” in the Offer to Purchase.

7.	Conduct of the Company’s Business if the Second Amended Offer is not Completed
      A discussion of the conduct of the Company’s business if the Second Amended Offer is not completed is set forth in “SPECIAL FACTORS — Section 7. Conduct of the Company’s Business if the Offer is not Completed” in the Offer to Purchase.

8.	Dissenters’ Appraisal Rights; Rule 13e-3
      A discussion of dissenters’ appraisal rights and rules under the Exchange Act applicable to “going private” transactions is set forth in “SPECIAL FACTORS — Section 8. Dissenters’ Appraisal Rights; Rule 13e-3” in the Offer to Purchase.

9.	Transactions and Arrangements Concerning the Common Shares and Exchangeable Preference Shares
      The final paragraph of the discussion of certain transactions and arrangements concerning the Common Shares and Exchangeable Preference Shares set forth in “SPECIAL FACTORS — Section 9. Transactions and Arrangements Concerning the Common Shares and Exchangeable Preference Shares” in the First Supplement is hereby amended and supplemented as follows:
      Parent and Purchaser believe that Messrs. Bertrand P. Collomb, Bruno Lafont, Bernard L. Kasriel and Michel Rose, who are affiliates of Parent and members of the Company’s Board of Directors, will tender their Common Shares in the Second Amended Offer. In addition, all of the members of the special committee of the Company who own Common Shares have indicated that they will tender their Common Shares in the Second Amended Offer.

10.	Related Party Transactions; Certain Transactions Between Parent and the Company
      A discussion of related party transactions and certain transactions between Parent and the Company is set forth in “SPECIAL FACTORS — Section 10. Related Party Transactions; Certain Transactions Between Parent and the Company” in the Offer to Purchase.

THE OFFER

1.	Terms of the Second Amended Offer
      The discussion set forth in “THE OFFER — Section 1. Terms of the Offer” in the Offer to Purchase and “THE OFFER — Section 1. Terms of the Amended Offer” in the First Supplement is hereby amended and supplemented as follows:
      Purchaser has further amended the First Amended Offer to purchase the Common Shares. The price per Common Share to be paid has been increased from $82.00 per Common Share in the First Amended Offer to $85.50 per Common Share in the Second Amended Offer, net to seller in cash, without interest, upon the terms and subject to the conditions of the Second Amended Offer. All shareholders whose Common Shares are validly tendered (including Common Shares tendered and not withdrawn prior to the date of this Second Supplement), not withdrawn and accepted for payment on or prior to the Expiration Date will receive the Second Amended Offer Price.
      Upon the terms and subject to the conditions of the Second Amended Offer (including, if the Second Amended Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Common Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with “THE OFFER — Section 4. Withdrawal Rights” in this Second Supplement. The term “Expiration Date” means 12:00 midnight, New York City time, on Friday, May 12, 2006, or, if the Second Amended Offer is extended, the latest time and date at which the Second Amended Offer, as extended, will expire.

2.	Acceptance for Payment and Payment for Common Shares
      Purchaser will accept for payment, and will pay for, the Common Shares in the Second Amended Offer as set forth in “THE OFFER — Section 2. Acceptance for Payment and Payment for Common Shares” in the Offer to Purchase.

3.	Procedure for Accepting the Second Amended Offer and Tendering Common Shares
      The discussion set forth in “THE OFFER — Section 3. Procedure for Accepting The Offer and Tendering Common Shares” in the Offer to Purchase and “THE OFFER — Section 3. Procedure for Accepting The Amended Offer and Tendering Common Shares” in the First Supplement is hereby amended and supplemented as follows:
      Shareholders tendering shares may use the original (yellow) Letter of Transmittal (circulated with the Offer to Purchase), the first revised (pink) Letter of Transmittal (circulated with the First Supplement) or the second revised (gray) Letter of Transmittal distributed with this Second Supplement and will nevertheless receive $85.50 per Common Share, upon the terms and subject to the conditions of the Second Amended Offer. Shareholders using the original (yellow) or first revised (pink) Letter of Transmittal and/or the original (blue) or first revised (green) Notice of Guaranteed Delivery to tender their Common Shares will be deemed to be tendering pursuant to the Second Amended Offer and will receive the Second Amended Offer Price described in this Second Supplement, if Common Shares are accepted for payment and paid for by Purchaser pursuant to the Second Amended Offer. Shares previously validly tendered and not withdrawn constitute valid tenders for purposes of the Second Amended Offer. Shareholders are not required to take any further action with respect to such Common Shares in order to receive the Second Amended Offer Price of $85.50 per Common Share, if Common Shares are accepted for payment and paid for by Purchaser pursuant to the Second Amended Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized.

4.	Withdrawal Rights
      The withdrawal rights pursuant to the Second Amended Offer are set forth in “THE OFFER — Section 4. Withdrawal Rights” in the Offer to Purchase.

5.	Material United States Federal Income Tax Consequences of the Second Amended Offer
      Material United States federal tax income consequences of the Second Amended Offer are summarized in “THE OFFER — Section 5. Material United States Federal Income Tax Consequences of the Offer” in the Offer to Purchase.

6.	Price Range of Shares; Dividends
      The discussion set forth in “THE OFFER — Section 6. Price Range of Shares; Dividends” in the Offer to Purchase and “THE OFFER — Section 6. Price Range of Shares; Dividends” in the First Supplement is hereby amended and supplemented as follows:
      The Common Shares are listed on the NYSE and the TSX under the symbol “LAF”. The following table sets forth, for each of the fiscal quarters indicated, the high and low closing prices per Common Share on the NYSE.

	Common Stock

	High	Low

Fiscal Year 2004
First Quarter	$43.39	$39.80
Second Quarter	45.03	40.88
Third Quarter	47.42	41.30
Fourth Quarter	51.55	47.65
Fiscal Year 2005
First Quarter	$63.75	$50.72
Second Quarter	62.59	52.47
Third Quarter	69.78	62.99
Fourth Quarter	69.02	53.27
Fiscal Year 2006
First Quarter	$84.14	$57.57
Second Quarter (through April 28, 2006)	$85.33	$84.35
      On February 3, 2006, the last trading day prior to the public announcement of the Original Offer, the per share closing price of the Common Shares on the NYSE was $64.25. On February 17, 2006, the last trading day prior to the commencement of the original tender offer, the per share closing price of the Common Shares on the NYSE was $82.35. On April 3, 2006, the last trading day prior to the public announcement of the First Amended Offer, the per share closing price of the Common Shares on the NYSE was $84.36. On April 6, 2006, the last trading day prior to the commencement of the First Amended Offer, the per share closing price of the Common Shares on the NYSE was $85.19. On April 21, 2006, the last trading day prior to the pubic announcement of the Second Amended Offer, the per share closing price of the Common Shares as reported on the NYSE was $84.88. On April 28, 2006, the last trading day prior to the commencement of the Second Amended Offer, the per share closing price of the Common Shares as reported on the NYSE was $85.30. Shareholders are urged to obtain a current market quotation for the Common Shares.

      The following table sets forth, for each of the fiscal quarters indicated, dividend paid by the Company on the Common Shares.

Common Stock
Dividends Paid

Fiscal Year 2004
First Quarter	$0.20
Second Quarter	0.20
Third Quarter	0.22
Fourth Quarter	0.22
Fiscal Year 2005
First Quarter	$0.22
Second Quarter	0.22
Third Quarter	0.24
Fourth Quarter	0.24
Fiscal Year 2006
First Quarter	$0.24
      On April 25, 2006, the Company’s board of directors declared a regular quarterly dividend of $0.24 per Common Share, payable on June 1, 2006 to holders of record of Common Shares as of the close of business on May 16, 2006. If the Second Amended Offer is successfully completed, holders of Common Shares will either receive $85.50 per Common Share as the Second Amended Offer Price and not receive any dividend or they will receive $85.26 per Common Share as the Second Amended Offer Price and the $0.24 dividend (when payable). If the Common Shares are accepted for payment pursuant to the Second Amended Offer prior to the close of business on May 16, 2006, shareholders will receive $85.50 per Common Share in the Second Amended Offer and will not receive any dividend. If the Common Shares are accepted for payment pursuant to the Second Amended Offer after the close of business on May 16, 2006, the shareholders will receive $85.26 per Common Share in the Second Amended Offer and the $0.24 dividend (when payable). If the Merger is completed prior to the close of business on May 16, 2006, those shareholders who continue to hold Common Shares at the time of Merger will receive $85.50 per Common Share in the Merger and will not receive any dividend. If the Merger is completed after the close of business on May 16, 2006, those shareholders who continue to hold Common Shares as of the close of business on May 16, 2006 will receive the dividend of $0.24 (when payable) and, if they continue to hold the Common Shares at the time of the Merger, will receive $85.26 per Common Share in the Merger. Any shareholder who holds Common Shares at the time of Merger but who acquired those Common Shares after the close of business on May 16, 2006 will receive $85.26 per Common Share in the Merger and will not receive any dividend.
      The Company currently pays a quarterly dividend of $0.24; however, the declaration and payment of dividends on Common Shares by the Company is subject to the discretion of the Company’s board of directors and there can be no assurance whether or when dividends will be paid. In addition, a subsidiary of Lafarge Canada issued certain redeemable preferred shares in connection with its 2000 acquisition of Warren Paving and Materials Group, which preferred shares are entitled to receive cumulative, preferential cash dividends at the annual rate of 6.0% of the issue price (the issue price being C$166.4 million). The Company has also agreed not to pay any dividends on the Common Shares unless it also declares a dividend in the same amount on the Exchangeable Preference Shares. The Company is also party to a five-year revolving credit facility that imposes certain limitations on the ability of the Company to pay dividends. Each of the foregoing may impact the ability of the Company to pay dividends in the future.

7.	Certain Information Concerning the Company
      The discussion set forth in “THE OFFER — Section 7. Certain Information Concerning the Company” in the Offer to Purchase is hereby amended and supplemented as follows:
      Recent Developments. On April 26, 2006, the Company filed an earnings release that contained unaudited financial and other information with the SEC on Form 8-K. The selected financial information set forth below is extracted from, and should be read in conjunction with, the entire information set forth in the earnings release, which is hereby incorporated by reference.
Consolidated Income Statement Information(1)
(unaudited and in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31		March 31

	2006	2005	2006	2005

Total Net Sales	$781.3	$577.0	$4,513.8	$3,831.4

Total Income (Loss) Before Interest and Income	(94.0)	(101.5)	572.8	474.9
Redeemable preferred shares dividends	(2.1)	(1.8)	(8.1)	(8.3)
Interest expense, net(2)	(3.4)	(6.8)	(19.7)	(27.1)

Earnings (Loss) Before Income Taxes	(99.5)	(110.1)	545.0	439.5
Income tax benefit (provision)	33.9	(78.4)	(151.0)	(261.7)

Net Income (Loss)	$(65.6)	$(188.5)	$394.0	$177.8

Net Income (Loss) per Share
Basic	$(0.86)	$(2.51)	$5.21	$2.38
Diluted	$(0.86)	$(2.51)	$4.98	$2.30
Average Number of Shares Outstanding
Basic	75.8	75.2	75.7	74.6
Diluted	75.8	75.2	79.1	77.2

NOTES:

(1)	Because of seasonal, weather-related conditions in several of the Company’s markets, earnings in any one quarter should not be considered as indicative of the results for a full year.

(2)	Certain reclassifications have been made to prior periods to conform to the 2006 presentation.

Consolidated Condensed Balance Sheet Information
(unaudited and in millions)

	March 31		December 31

	2006	2005	2005

Assets:
Cash, cash equivalents and short-term investments	$508.8	$714.1	$691.9
Other current assets	1,217.5	966.6	1,289.1
Property, plant and equipment, net	2,703.4	2,479.0	2,648.1
Other long-term assets	935.4	939.4	923.5

Total Assets	$5,365.1	$5,099.1	$5,552.6

Liability and Shareholders’ Equity:
Short-term borrowings and current portion of long-term debt	$287.4	$301.7	$312.4
Other current liabilities	638.0	624.2	735.6
Long-term debt	453.6	468.0	463.7
Other long-term liabilities	784.2	768.4	785.1
Shareholders’ equity	3,201.9	2,936.8	3,255.8

Total Liabilities and Shareholders’ Equity	$5,365.1	$5,099.1	$5,552.6

Indebtedness
Long-term debt, including current portion	$741.0	$769.7	$776.1
Cash, cash equivalents and short-term investments	(508.8)	(714.1)	(691.9)

Total debt, net of cash, cash equivalents and short-term investments	$232.2	$55.6	$84.2

Use of Non-GAAP Financial Information
      In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in the earnings release, the Company provided information regarding diluted earnings per share (“EPS”) and net income excluding unusual items. Management of the Company indicated in the earnings release that it believes EPS and net income excluding unusual items better reflect the ongoing performance of the Company and enable management and investors to meaningfully trend, analyze and benchmark the performance of the Company’s operations. Management of the Company also indicated that these measures are also more comparable to financial measures reported by competitors of the Company. EPS and net income excluding unusual items should not be considered substitutes for EPS and net income calculated in accordance with GAAP.

      The tables below, taken from the Company’s earnings release, reconcile net income per share prepared in accordance with GAAP to net income per share and net income excluding unusual items (unaudited):

	Three Months Ended		Twelve Months Ended
	March 31		March 31

	2006	2005	2006	2005

Diluted Net Income (Loss) per Share:
Net Income (Loss) (GAAP basis)	$(0.86)	$(2.51)	$4.98	$2.30
Adjusted Net Income (Loss) (Non-GAAP basis)	$(0.74)	$(0.97)	$4.52	$3.75
Net Income (in millions):
Net Income (Loss) (GAAP basis)	$(65.6)	$(188.5)	$394.0	$177.8
Adjusted Net income (Loss) (Non-GAAP basis)	$(56.9)	$(72.8)	$358.3	$289.3

8.	Certain Information Concerning Purchaser and Parent
      Certain information concerning Purchaser and Parent is set forth in “THE OFFER — Section 8. Certain Information Concerning Purchaser and Parent” in the Offer to Purchase.

9.	Source and Amount of Funds
      The discussion set forth in “THE OFFER — Section 9. Source and Amount of Funds” in the Offer to Purchase and “THE OFFER — Section 9. Source and Amount of Funds” in the First Supplement is hereby amended and supplemented as follows:
      Pursuant to the terms of the $2,800,000,000 Credit Facility, Parent obtained the consent of BNP Paribas and J.P. Morgan plc to increase the price offered to shareholders in the tender offer from $82.00 per share to $85.50 per share.

10.	Dividends and Distributions
      The discussion set forth in “THE OFFER — Section 10. Dividends and Distributions” is hereby amended and supplemented as follows.
      On April 25, 2006, the Company’s board of directors declared a regular quarterly dividend of $0.24 per Common Share, payable on June 1, 2006 to holders of record of Common Shares as of the close of business on May 16, 2006. If the Second Amended Offer is successfully completed, holders of Common Shares will either receive $85.50 per Common Share as the Second Amended Offer Price and not receive any dividend or they will receive $85.26 per Common Share as the Second Amended Offer Price and the $0.24 dividend (when payable). If the Common Shares are accepted for payment pursuant to the Second Amended Offer prior to the close of business on May 16, 2006, shareholders will receive $85.50 per Common Share in the Second Amended Offer and will not receive any dividend. If the Common Shares are accepted for payment pursuant to the Second Amended Offer after the close of business on May 16, 2006, the shareholders will receive $85.26 per Common Share in the Second Amended Offer and the $0.24 dividend (when payable). If the Merger is completed prior to the close of business on May 16, 2006, those shareholders who continue to hold Common Shares at the time of Merger will receive $85.50 per Common Share in the Merger and will not receive any dividend. If the Merger is completed after the close of business on May 16, 2006, those shareholders who continue to hold Common Shares as of the close of business on May 16, 2006 will receive the dividend of $0.24 (when payable) and, if they continue to hold the Common Shares at the time of the Merger, will receive $85.26 per Common Share in the Merger. Any shareholder who holds Common Shares at the time of Merger but who acquired those Common Shares after the close of business on May 16, 2006 will receive $85.26 per Common Share in the Merger and will not receive any dividend.
      If, at any time on or after the date hereof, the Company should declare or pay any other dividend or other distribution (including, without limitation, the issuance of additional Common Shares or

Exchangeable Preference Shares pursuant to a stock dividend or stock split) with respect to the Common Shares that is payable or distributable to shareholders of record on a date occurring prior to the acceptance for payment of the Common Shares pursuant to the Second Amended Offer, then, without prejudice to Purchaser’s rights described in “THE OFFER — Section 11. Conditions to the Second Amended Offer” in this Second Supplement (i) the purchase price per Common Share payable by Purchaser pursuant to the Second Amended Offer will be reduced in the amount of any such cash dividend or distribution and (ii) the whole of any non-cash dividend or distribution (including, without limitation, additional Common Shares) will be required to be remitted promptly and transferred by each tendering shareholder to the Depositary for the account of Purchaser accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution, as determined by Purchaser in its sole discretion.
      If, on or after the date hereof, the Company should split the Common Shares or combine or otherwise change the Common Shares or its capitalization, then, without prejudice to Purchaser’s rights described under the heading “THE OFFER — Section 11. Conditions to the Second Amended Offer” appropriate adjustments to reflect such split, combination or change may be made by Purchaser in the purchase price and other terms of the Second Amended Offer, including, without limitation, the number or type of securities offered to be purchased.

11.	Conditions to the Second Amended Offer
      The discussion set forth in “THE OFFER — Section 11. Conditions to the Offer” in the Offer to Purchase and “THE OFFER — Section 11. Conditions to the Amended Offer” in the First Supplement is hereby amended and restated as follows:
      Notwithstanding any other provision of the Second Amended Offer, and in addition to (and not in limitation of) Purchaser’s rights to extend and amend the Second Amended Offer at any time in its sole discretion, Purchaser will not be required to accept for payment any tendered Common Shares, and may amend or terminate the Second Amended Offer, if (i) at the Expiration Date the Minimum Tender Condition has not been satisfied or (ii) at any time on or after February 5, 2006 and prior to the Expiration Date, any of the following events has occurred:

•	there has not been validly tendered and not withdrawn a sufficient number of Common Shares such that, upon acceptance for payment and payment for the tendered Common Shares pursuant to the Second Amended Offer (and taking into account any Exchangeable Preference Shares to be accepted for payment pursuant to the Second Amended EPS Offer), Parent will, directly or through wholly-owned subsidiaries, own a number of Common Shares and Exchangeable Preference Shares representing at least 90% of the issued and outstanding Common Shares and Exchangeable Preference Shares, taken together as a single class, as of the date the Common Shares are accepted for payment pursuant to the Second Amended Offer (as defined in the “INTRODUCTION”);

•	any change, condition, event or development has occurred in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), cash flows, licenses, franchises, permits, authorizations, operations or results of operations of the Company that has or is reasonably expected to have a material adverse effect on the Company and its subsidiaries taken as a whole (an “Adverse Effect”), or results or is reasonably expected to result in a material diminution in the value of the Common Shares (a “Diminution in Value”);

•	there has been instituted by any government or governmental authority or agency or other regulatory or administrative agency or commission, whether domestic (local, state or federal), foreign or supranational, court or arbitral panel or any self-regulatory organization (a “Governmental Entity”), any action, proceeding, application, claim or counterclaim or any judgment, ruling, order or injunction sought or any other action taken by any Governmental Entity which (i) challenges the acquisition by Parent or Purchaser of any Common Shares pursuant to the Second Amended Offer or the Merger, seeks to restrain, prohibit, delay or increase the cost of the making or completion of the Second Amended Offer or consummation of the Merger, or would otherwise adversely affect the Second Amended Offer or the Merger, (ii) seeks to prohibit or materially limit the ownership or operation by the Company, Parent or Purchaser (or any other affiliate of Parent) of all or any material portion of the business or assets of the Company or of Parent and its affiliates taken as a whole, or to compel the Company, Parent or Purchaser (or any other affiliate of Parent) to dispose of or to hold separate all or any material portion of the business or assets of Parent and its affiliates taken as a whole or of the Company as a result of the transactions contemplated by the Second Amended Offer or the Merger, (iii) seeks to impose any material limitation on the ability of the Company, Parent or Purchaser (or any other affiliate of Parent) to conduct their respective businesses or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of Parent or Purchaser (or any other affiliate of Parent) to acquire or hold, or to exercise full rights of ownership of, any Common Shares, including the right to vote such Common Shares on all matters properly presented to the shareholders of the Company, (v) seeks to require divestiture by Parent or Purchaser (or any other affiliate of Parent) of any or all of the Common Shares, (vi) otherwise has or is reasonably expected to have an Adverse Effect, or results or is reasonably expected to result in a Diminution in Value, or (vii) seeks to impose any condition to the Second Amended Offer materially burdensome to Parent or Purchaser;

•	there has been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity, whether on its own initiative or the initiative of any other person, which (i) restrains, prohibits or delays or increases the cost of the making or completion of the Second Amended Offer or consummation of the Merger, or otherwise adversely affects the Second Amended Offer or the Merger, (ii) prohibits or materially limits the ownership or operation by the Company, Parent or Purchaser (or any other affiliate of Parent) of all or any material portion of the business or assets of the Company or of Parent and its affiliates taken as a whole, or compels the Company, Parent or Purchaser (or any other affiliate of Parent) to dispose of or to hold separate all or any material portion of the business or assets of Parent and its affiliates taken as a whole or of the Company as a result of the transactions contemplated by the Second Amended Offer or the Merger, (iii) imposes any material limitation on the ability of the Company, Parent or Purchaser (or any other affiliate of Parent) to conduct their respective businesses or own such assets, (iv) imposes or confirms any material limitation on the ability of Parent or Purchaser (or any other affiliate of Parent) to acquire or hold, or to exercise full rights of ownership of, any Common Shares, including the right to vote such Common Shares on all matters properly presented to the shareholders of the Company, (v) requires divestiture by Parent or Purchaser (or any other affiliates of Parent) of any or all of the Common Shares, (vi) otherwise has or is reasonably expected to have an Adverse Effect, or results or is reasonably expected to result in a Diminution in Value, or (vii) imposes any condition to the Second Amended Offer materially burdensome to Parent or Purchaser;

•	there has been any statute, rule or regulation enacted, promulgated, entered, enforced, or deemed applicable or asserted to be applicable to the Second Amended Offer or the Merger by any Governmental Entity or by the Company, or any other action has been taken by any Governmental Entity or the Company, that results or would result in any of the consequences referred to in clauses (i) through (vii) of the paragraph above;

•	there has occurred (i) any general suspension of trading in, or limitation on times or prices for, securities on any United States national securities exchange, or in the over-the-counter market, (ii) any material adverse change in the United States financial markets generally, including without limitation, a decline of at least 20% in either the Dow Jones average of industrial stocks or the Standard & Poor’s 500 index from February 5, 2006, (iii) any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any material limitation by any Governmental Entity or any court that materially affects the extension of credit generally by lenders that regularly participate in the United States or European market in loans, (v) a suspension of, or limitation (whether or not mandatory) on, the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or France or (vi) in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Original Offer, a material acceleration or worsening thereof;

•	the Company and Purchaser or Parent have reached an agreement or understanding that the Second Amended Offer be terminated or amended or Parent or Purchaser (or one of their respective affiliates) have entered into a definitive agreement or an agreement in principle to acquire the Company by merger or other business combination, or purchase of Common Shares or assets of the Company;

•	the Company has (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or distribution, pledge or sale to any person of any (A) shares of its capital stock of any class, including, without limitation, the Common Shares or the Exchangeable Preference Shares (other than the issuance of Common Shares upon the exercise of stock options and warrants outstanding on February 5, 2006 and the exchange of Exchangeable Preference Shares) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of the Company or any other person, (B) other securities in respect of, in lieu of or in substitution for shares outstanding on February 5, 2006, or (C) debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding Common Shares or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any Common Shares or any other security, whether payable in cash, securities or other property, other than the Company’s regular quarterly dividend in the amount of $0.24, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into or amended any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of the Company that might, individually or in the aggregate, have an Adverse Effect or result in a Diminution in Value; shall have failed to amend its “Solicitation/ Recommendation Statement” on Schedule 14-D to positively recommend the Second Amended Offer and mail such statement to the Company’s shareholders on or prior to May 3, 2006, or

•	the Company has amended, or proposed or authorized any amendment to, its certificate of incorporation or by-laws or similar organizational documents or Purchaser has learned that the Company has proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by the Company and also set forth in filings with the SEC on or prior to April 21, 2006;

•	a tender or exchange offer for some portion or all of the Common Shares and/or Exchangeable Preference Shares has been commenced or publicly proposed to be made by another person (including the Company), or it shall have been publicly disclosed or Purchaser has learned that (i) any person (including the Company), entity or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposed to acquire more than five percent of the Common Shares and Exchangeable Preference Shares, taken together as a single class, or has been granted any option or right, conditional or otherwise, to acquire more than five percent of the Common Shares or Exchangeable Preference Shares, taken together as a single class, other than acquisitions for bona fide arbitrage purposes and other than acquisitions by persons or groups who have publicly disclosed in a Schedule 13D or 13G (or amendments thereto on file with the SEC) such ownership on or prior to April 21, 2006, (ii) any such person, entity or group who has publicly disclosed after April 21, 2006 any such ownership of more than five percent of the Common Shares and Exchangeable Preference Shares, taken together as a single class, prior to such date has acquired or proposed to acquire additional Common Shares and or Exchangeable Preference Shares constituting more than one percent of the Common Shares and Exchangeable Preference Shares, taken together as a single class, or has been granted any option or right to acquire more than one percent of the Common Shares and Exchangeable Preference Shares, taken together as a single class, (iii) any such person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Common Shares and/or Exchangeable Preference Shares, or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business) with or involving the Company or (iv) any person has filed a Notification and Report Form under the HSR Act (as defined herein) or made a public announcement reflecting an intent to acquire the Company or assets or securities of the Company;

•	the Company has transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into with its employees or otherwise effected any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business, or entered into or amended any agreements, arrangements or plans with an employee or employees so as to provide for increased benefits as a result of or in connection with the transactions contemplated by the Second Amended Offer or the Merger, which in each case with respect to every matter referred to above makes it inadvisable to proceed with the Second Amended Offer or with the acceptance for payment of, or the payment for, the Common Shares;

•	the special committee of independent directors of the Company (or the Company acting on the direction of the special committee) shall have failed to amend its “Solicitation/ Recommendation Statement” on Schedule 14-D to positively recommend the Second Amended Offer and mail such statement to the Company’s shareholders on or prior to May 3, 2006, or shall have subsequently withdrawn or amended or modified in any manner adverse to Parent or Purchaser (whether by further amendment to the Company’s Schedule 14D-9 or otherwise) such positive recommendation of the Second Amended Offer at any time on or prior to the Expiration Date;

•	the voting members of the Lafarge Canada board of directors (or Lafarge Canada acting on the direction of the voting members) shall have failed to amend its “Directors’ Circular” to positively recommend the Second Amended EPS Offer and mail a Notice of Change in respect thereof to the holders of EPS on or prior to May 5, 2006, or shall have withdrawn or amended or modified in any manner adverse to Parent or Purchaser such positive recommendation of the Second Amended EPS Offer at any time on or prior to the Expiration Date.

      The foregoing conditions are for the sole benefit of Parent, Purchaser and their respective affiliates (other than the Company) and may be asserted by Parent or Purchaser regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such conditions or may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or Purchaser. The Minimum Tender Condition may not be waived by Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise its rights under any of the foregoing conditions will not be deemed a waiver of any such rights and each such right will be deemed an ongoing right which may be asserted at any time or from time to time prior to the Expiration Date of the Second Amended Offer.

12.	Effect of the Second Amended Offer on the Market for the Common Shares; NYSE and TSX Quotation; Exchange Act Registration and Margin Regulations
      The discussion set forth in “THE OFFER — Section 12. Effect of the Offer on the Market for the Common Shares; NYSE and TSX Quotation; Exchange Act Registration and Margin Regulations” in the Offer to Purchase and in “THE OFFER — Section 12. Effect of the Amended Offer on the Market for the Common shares; NYSE and TSX Quotation; Exchange Act Registration and Margin Regulations” in the First Supplement is hereby amended and supplemented as follows:
      According to the Company’s shareholder list, as of April 26, 2006, there were 73,454,112 Common Shares outstanding held by 3,053 holders of record.

13.	Certain Legal Matters; Regulatory Approvals
      The discussion of certain legal matters set forth in “THE OFFER — Section 13. Certain Legal Matters; Regulatory Approvals” in the Offer to Purchase and “THE OFFER — Section 13. Certain Legal Matters; Regulatory Approvals” in the First Supplement is amended and supplemented as follows:
      On April 23, 2006, counsel to Parent and counsel to the special committee reached an agreement in principle with counsel for the class action plaintiffs in the second consolidated class action to settle the litigation. The basic terms of the agreement in principle are that: (i) Purchaser increase its tender offer price to $85.50 per Common Share; (ii) no financial payment will be made directly to the class members; and (iii) minority holders of the Common Shares and Exchangeable Preference Shares will dismiss their claims and provide releases to Parent, Purchaser, the Company and their respective affiliates, officers, directors, employees or agents. The full text of the Memorandum of Understanding memorializing the agreement in principle, which is subject to certain conditions including definitive documentation and court approval, is filed as exhibit (a)(5)(i) to Amendment No. 10 to the Schedule TO filed by Parent on May 1, 2006.

14.	Fees and Expenses
      A discussion of fees and expenses with respect to the Second Amended Offer is set forth in “THE OFFER — Section 14. Fees and Expenses” in the Offer to Purchase.

15.	Miscellaneous
      The discussion set forth in “THE OFFER — Section 15. Miscellaneous” in the Offer to Purchase and “THE OFFER — Section 15. Miscellaneous” in the First Supplement is hereby amended and supplemented as follows:
      The Second Amended Offer is being made solely by the Offer to Purchase, the First Supplement, this Second Supplement and the second revised (gray) Letter of Transmittal and is being made to the holders of Common Shares other than Parent and its subsidiaries. Purchaser is not aware of any state where the making of the Second Amended Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Second Amended Offer or the acceptance of the Common Shares pursuant thereto, Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Second Amended Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Second Amended Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Common Shares in such state.
      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN, IN THE OFFER TO PURCHASE, IN THE FIRST SUPPLEMENT OR IN THE SECOND REVISED (GRAY) LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

      Purchaser and Parent have filed with the SEC Amendment No. 10 to the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with all exhibits thereto, furnishing certain additional information with respect to the Second Amended Offer, which includes the information required by Schedule 13E-3. Such Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner described in “THE OFFER — Section 7. Certain Information Concerning the Company — Available Information” in the Offer to Purchase.
      EXCEPT AS OTHERWISE SET FORTH IN THIS SECOND SUPPLEMENT AND IN THE SECOND REVISED (GRAY) LETTER OF TRANSMITTAL, THE TERMS AND CONDITIONS PREVIOUSLY SET FORTH IN THE OFFER TO PURCHASE AND IN THE FIRST SUPPLEMENT REMAIN APPLICABLE IN ALL RESPECTS TO THE SECOND AMENDED OFFER, AND THIS SECOND SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE OFFER TO PURCHASE, THE FIRST SUPPLEMENT AND THE SECOND REVISED (GRAY) LETTER OF TRANSMITTAL, AS THE SAME HAVE BEEN AMENDED.

Efalar Inc.
May 1, 2006

      Manually-executed facsimile copies of the original (yellow), first revised (pink) or second revised (gray) Letter of Transmittal, properly completed and duly executed, will be accepted. The original (yellow), first revised (pink) or second revised (gray) Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:
The Depositary for the Second Amended Offer is:

By Mail:	By Hand:	By Overnight Courier:
Computershare	Computershare	Computershare
Attn: Corp. Actions	Attn: Corp. Actions	Attn: Corp. Actions
PO Box 43014	250 Royall St.	250 Royall St.
Providence, RI 02940-3014	Canton, MA 02021	Canton, MA 02021
      Any questions or requests for assistance or additional copies of the Offer to Purchase, the First Supplement, this Second Supplement, the second revised (gray) Letter of Transmittal, the second revised (gold) Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Second Amended Offer.
The Information Agent for the Second Amended Offer is:
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders Call Toll-Free:
(877) 825-8730 (English speakers)
(877) 825-8777 (French speakers)
Banks & Brokers Call Collect: (212) 750-5833
The Dealer Managers for the Second Amended Offer are:

J.P. Morgan Securities Inc.	BNP Paribas Securities Corp.
277 Park Avenue	The Equitable Tower, 787 Seventh Avenue
New York, NY 10172	New York, NY 10019
Toll Free: (800) 488-6809	(212) 841-3204